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Filed pursuant to Rule 424(b)(3)
Registration No. 333-187323

PROSPECTUS

LIN Television Corporation

Offer to Exchange $290,000,000 6 3/8% Senior Notes due 2021

        We are offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, 6 3/8% Senior Notes due 2021 that we have registered under the Securities Act of 1933, as amended (the "Securities Act"), for all of our outstanding unregistered 6 3/8% Senior Notes due 2021. We refer to these registered notes as the "new notes" and all outstanding unregistered 6 3/8% Senior Notes due 2021 as the "old notes".

        We are offering the new notes in order to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the old notes. In the exchange offer, we will exchange an equal principal amount of new notes that are freely tradable for all old notes that are validly tendered and not validly withdrawn. The exchange offer expires at 5:00 p.m., Eastern time, on April 30, 2013, unless extended. You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer. We will accept for exchange any and all old notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

        The exchange offer is subject to the conditions discussed under "The exchange offer—Conditions to the exchange offer," including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.

        The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer.

        The old notes are, and the new notes will be, guaranteed by our parent, LIN TV Corp., and all of our direct and indirect 100% owned domestic restricted subsidiaries that are not immaterial subsidiaries. The old notes and related guarantees are, and the new notes and related guarantees will be, our and the guarantors' senior unsecured obligations, ranking equally in right of payment with our and the guarantors' existing and future senior indebtedness, including our 8 3/8% Senior Notes due 2018 (the "2018 Senior Notes") and indebtedness outstanding under our senior secured credit facility, and ranking senior to all of our and the guarantors' existing and future subordinated indebtedness. The new notes and related guarantees will be structurally subordinated to all of the liabilities and preferred stock of any of our subsidiaries that do not in the future guarantee the new notes.

        The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and, therefore, the transfer restrictions applicable to the old notes will not apply to the new notes, except in limited circumstances, and the new notes will not have rights to additional interest or registration rights.

        The new notes will not be listed on any national securities exchange. Currently, there is no public market for the old notes. As of the date of this prospectus, $290.0 million in aggregate principal amount of old notes are outstanding.

        See "Risk factors" beginning on page 12 for a discussion of certain risks that you should consider in connection with an investment in the new notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2013.

        We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

        We are offering to sell the new notes only in places where offers and sales are permitted.

        You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        The information incorporated herein by reference is available without charge to holders upon written or oral request. Requests should be directed to LIN Television Corporation, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, Attention: Secretary; Telephone: (401) 454-2880. In order to ensure timely delivery of such documents, holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by April 23, 2013 to ensure timely delivery of the documents prior to the expiration of the exchange offer.

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Market and industry related data

        Market and industry data and forecasts used in this prospectus are estimates and have been obtained from a combination of our own internal company surveys, independent industry publications and reports by professional organizations, including Nielsen Media Research, Inc. ("Nielsen"). Although we believe these third-party sources and the related estimates to be reliable, we have not independently verified the data obtained from these sources and these sources have neither reviewed nor approved the data included in this prospectus. Accordingly, we cannot assure you of the accuracy or completeness of the data.

        Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward- looking statements in this prospectus.

Special note about forward-looking statements

        This prospectus and the documents we incorporate by reference in this prospectus contain certain forward-looking statements with respect to our financial condition, results of operations and business. All of these forward-looking statements are based on estimates and assumptions made by our management, which, although we believe them to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such forward-looking statements. We cannot assure you that any of such statements will be realized and it is likely that actual results may differ materially from those contemplated by such forward-looking statements. Factors that may cause such differences include:

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  volatility and disruption of the capital and credit markets and further adverse changes in the national and local economies in which our stations operate;

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  volatility and periodic changes in our advertising revenues;

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  restrictions on our operations due to, and the effect of, our significant indebtedness;

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  our ability to continue to comply with financial debt covenants dependent on cash flows;

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  effects of complying with accounting standards, including with respect to the treatment of our intangible assets;

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  inability or unavailability of additional debt or equity capital;

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  increased competition, including from newer forms of entertainment and entertainment media, or changes in the popularity or availability of programming;

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  increased costs, including increased news and syndicated programming costs and increased capital expenditures as a result of acquisitions or necessary technological enhancements;

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  effects of our control relationships, including the control that HM Capital Partners I LP ("HMC") and its affiliates have with respect to corporate transactions and activities we undertake;

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  adverse state or federal legislation or regulation or adverse determinations by regulators, including adverse changes in, or interpretations of, the exceptions to the Federal Communications Commission ("FCC") duopoly rule, retransmission consent rules and allocation of broadcast spectrum;

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  softening in the domestic advertising market;

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  further consolidation of national and local advertisers;

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  global or local events that could disrupt television broadcasting;

ii

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  risks associated with acquisitions, including integration, or failure to meet performance expectations, of acquired businesses including the television stations and digital channels acquired from New Vision Television;

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  changes in television viewing patterns, ratings and commercial viewing measurement;

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  changes in our television network affiliation agreements;

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  changes in our retransmission consent agreements;

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  seasonality of the broadcast business due primarily to political advertising revenues in even years;

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  tax impact of the joint venture sale transaction; and

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  effects of the merger transaction pursuant to which LIN TV Corp. will be merged with and into a wholly-owned subsidiary, LIN Media LLC, including the potential impact to the value of our stock price leading up to and as a result of the merger and the potential adverse effect on our liquidity if the merger is not consummated.

        Many of these factors are beyond our control. Forward-looking statements contained herein speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For further information or other factors which could affect our financial results and such forward-looking statements, see "Risk factors."

Incorporation by reference

        This prospectus includes through incorporation by reference certain of the reports and other information that we have filed with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information that we later file with the SEC is incorporated by reference herein and will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with or furnished to the SEC (excluding any information furnished under Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

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  LIN TV Corp.'s and our 2012 Annual Report on Form 10-K (the "2012 Form 10-K"), filed with the SEC on March 15, 2013;

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  LIN TV Corp.'s definitive proxy statement on Schedule 14A, filed with the SEC on April 12, 2012; and

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  our Current Reports on Form 8-K, filed with the SEC on May 7, 2012, May 25, 2012, October 17, 2012, December 27, 2012, February 15, 2013 and March 14, 2013.

        You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

LIN Television Corporation
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903
Attention: Secretary
Telephone: (401) 454-2880

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. In order to ensure timely delivery of documents, holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by April 23, 2013 to ensure timely delivery of the documents prior to the expiration of the exchange offer.

iii

Summary

        The following summary may not contain all of the information that you should consider before investing in our notes and should be read in conjunction with the more detailed information, financial statements and related notes appearing elsewhere in or incorporated by reference in this prospectus. References in this prospectus to "LIN Television," the "Company," "we," "us" or "our" are to LIN Television Corporation and its consolidated subsidiaries, including, unless otherwise indicated or the context otherwise requires, after giving effect to the acquisition (the "Acquisition") of the assets of television stations in eight markets (the "Acquired Stations") from NVT Networks, LLC, NVT License Company, LLC and their respective subsidiaries (collectively, "New Vision Television" or "NVT"), but other than as specifically referred to or as described and reflected in certain consolidated financial data included in this prospectus, not giving effect to our agreement to provide certain services to five separately owned network-affiliates (together with the Acquired Stations, the "Acquired or Serviced Stations") pursuant to sharing arrangements with Vaughan Acquisition LLC ("Vaughan"), a third-party licensee (the "Vaughan Transaction"), and, unless the context indicates otherwise, do not refer to our parent company, LIN TV Corp. ("LIN TV").

Company overview

        We are a local multimedia company that currently owns, operates or services 43 television stations and seven digital channels in 23 U.S. markets, along with a diverse portfolio of web sites, apps and mobile products that make it more convenient to access our unique and relevant content on multiple screens. Our highly-rated television stations deliver superior local news, community service, and popular sports and entertainment programming to viewers, reaching 10.5% of U.S. television homes. All of our television stations are affiliated with a national broadcast network and are primarily located in the top 75 Designated Market Areas ("DMAs") as measured by Nielsen. Our digital media division operates from 28 markets across the country, including New York City, Los Angeles, Chicago and Austin, and delivers measurable results to some of the nation's most respected agencies and companies.

        LIN TV is a Delaware corporation incorporated on February 11, 1998. LIN Television, a 100% owned subsidiary of LIN TV, is a Delaware corporation and was incorporated on June 18, 1990. Our Company (including its predecessors) has owned and operated television stations since 1966. On May 3, 2002, LIN TV completed its initial public offering and its class A common stock began trading on the NYSE. Our corporate offices are at One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, and our web site address is at http://www.linmedia.com. The information on our web site is not deemed to be part of this prospectus.

The Transactions

        On May 4, 2012, we entered into a definitive agreement, as amended (the "Purchase Agreement") to acquire certain broadcast and other related assets for 13 network-affiliates (including 10 that are affiliated with ABC, CBS, FOX or NBC) owned by NVT in eight U.S. markets for $334.9 million, subject to post-closing adjustments, and the assumption of approximately $14.3 million of finance lease obligations. Pursuant to the terms of the acquisition agreement, we made a $33.5 million deposit into an escrow account using cash on hand, funded in part by $29.5 million of proceeds from the sales of WUPW-TV (a standalone FOX affiliate in Toledo, OH) and WWHO-TV (a standalone CW affiliate in Columbus, OH). This deposit was applied to the payment of the purchase price at closing. We funded the remaining purchase price of $301.4 million due at closing with the net proceeds of the old notes and with cash on hand.

        Pursuant to sharing arrangements with Vaughan, we also agreed to provide certain services to five separately owned network-affiliates (the "Vaughan Acquired Stations" and together with the Acquired Stations, the "Acquired or Serviced Stations") which include three that are affiliated with ABC or FOX. The Vaughan Acquired Stations were previously owned by PBC Broadcasting, LLC ("PBC") and operated by PBC with certain services from NVT. Under the services arrangements with Vaughan, we provide sales, administrative and technical services, supporting the business and operation of the Vaughan Acquired Stations in exchange for commissions and fees that provide us the benefit of certain returns from the business of the Vaughan Acquired Stations. Vaughan is considered a variable interest entity (a "VIE"), of which we are the primary beneficiary, and we consolidate the assets, liabilities, and results of operations of Vaughan and its consolidated subsidiaries.

        The foregoing transactions are collectively referred to herein as the "Transactions".

Business of the Acquired or Serviced Stations

        New Vision Television was a broadcast management company that maintained a broadcast group of eighteen network-affiliates and related television station web sites, which were located in the following markets: Portland, OR (DMA 22); Birmingham, AL (DMA 39); Wichita, KS (DMA 67); Honolulu, HI (DMA 71); Savannah, GA (DMA 92); Youngstown, OH (DMA 110); Topeka, KS (DMA 136); and Mason City, IA (DMA 153).

Corporate structure

        The following chart provides an overview of our corporate structure as of December 31, 2012. As described below under "—Recent Developments," we recently announced the sale of our interest in the NBCUniversal joint venture and the termination of all of our obligations (funding or otherwise) related to such joint venture interest.

(1)
Senior Secured Debt does not include $60.0 million of tranche B-2 incremental term loans funded on February 12, 2013, and $5.0 million currently outstanding under our revolving credit facility which were incurred in connection with the JV Sale Transaction (as defined below).

Recent Developments

Joint Venture Sale Transaction

        On February 12, 2013, we announced that we entered into, and simultaneously closed the transactions contemplated by a Transaction Agreement (the "Transaction Agreement"), by and among LIN TV, LIN Television, LIN Television of Texas, L.P., a Delaware limited partnership and indirect wholly owned subsidiary of ours ("LIN Texas" and together with LIN TV and LIN Television, the "LIN Parties"), NBC Telemundo License LLC, a Delaware limited liability company ("NBC"), NBCU New LLC I, a Delaware limited liability company, NBCU New LLC II, a Delaware limited liability company, General Electric Company, a New York corporation ("GE"), General Electric Capital Corporation, a Delaware corporation ("GECC" and together with GE, the "GE Parties"), National Broadcasting Company Holding, Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation ("Comcast"), NBCUniversal Media, LLC, a Delaware limited liability company ("NBCUniversal"), Lone Star SPV, LLC, a Delaware limited liability company and Station Venture Holdings, LLC, a Delaware limited liability company ("SVH"). The Transaction Agreement effected a series of transactions related to the ownership and sale of LIN Texas's 20.38% equity interest in SVH, a joint venture in which NBC, an affiliate of NBCUniversal, held the remaining 79.62% equity interest (collectively, the "JV Sale Transaction").

        SVH is a limited partner in a business that operates an NBC affiliate in Dallas and an NBC affiliate in San Diego pursuant to a management agreement. At the time of LIN Texas's acquisition of its interest in SVH in 1998, GECC provided secured debt financing to SVH in the form of a $815.5 million non-amortizing senior secured note due 2023 to GECC (the "GECC Note"), and, in connection with SVH's assumption of the GECC Note, LIN TV guaranteed the payment of the full amount of principal and interest on the GECC Note (the "GECC Guarantee").

        In addition, during 2009, 2010, 2011 and 2012, LIN Television entered into agreements with SVH, the GE Parties and NBCUniversal pursuant to which LIN Television, the GE Parties and NBCUniversal caused to be provided to SVH certain unsecured shortfall funding loans (the "Shortfall Funding Loans") on the basis of each party's percentage of equity interest in SVH in order to fund interest payments on the GECC Note.

        Pursuant to the JV Sale Transaction, in exchange for LIN Television causing a $100 million capital contribution to be made to SVH (which was used to prepay a portion of the GECC Note), LIN TV was released from the GECC Guarantee and any further obligations related to any shortfall funding agreements. Further, LIN Texas sold its 20.38% equity interest in SVH to affiliates of NBCUniversal, and the LIN Parties transferred their rights to receivables related to the Shortfall Funding Loans for $1.00.

        As a result of the JV Sale Transaction, neither we nor any of our direct or indirect subsidiaries have any further investment in or obligations (funding or otherwise) related to SVH, including, without limitation, to make any other unsecured shortfall loans or payments under the GECC Note or the GECC Guarantee. Although the JV Sale Transaction was completed on February 12, 2013, we accrued for and expensed the $100 million capital contribution to SVH and recorded the related tax effects of the JV Sale Transaction, which includes the recognition of a short-term deferred tax liability of approximately $163 million in our consolidated financial statements as of December 31, 2012. We accrued for the capital contribution as of December 31, 2012, because it was an obligation that was both probable and estimable as of the date we issued our consolidated financial statements for the year ended December 31, 2012.

Merger

        On February 12, 2013, we also announced that LIN TV entered into an Agreement and Plan of Merger (the "Merger Agreement") with LIN Media LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of LIN TV ("LIN LLC"). Pursuant to the Merger Agreement, LIN TV will be merged with and into LIN LLC with LIN LLC continuing as the surviving entity (the "Merger"). In the Merger, holders of shares of each class of common stock of LIN TV will receive on a one for one basis common shares representing a corresponding series of limited liability interests in LIN LLC. The Merger is expected to enable the surviving entity to be classified as a partnership for federal income tax purposes and such change in classification would be treated as a liquidation of LIN TV for federal income tax purposes with the result that LIN TV would recognize gain or loss, as applicable, in its 100% equity interest in LIN Television.

        The Merger will be submitted to a vote of the holders of outstanding common stock of LIN TV. Proxies will be solicited by LIN TV's board of directors pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order for LIN TV's stockholders to consider approving the Merger at a special meeting of stockholders and a registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the class A common shares representing limited liability company interests in LIN LLC. This is not a solicitation of a proxy from any security holder of LIN TV. Holders of LIN TV common stock are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available because they will contain important information about LIN TV, LIN LLC and the Merger, including its terms and anticipated effect and risks to be considered by LIN TV's stockholders in connection with the Merger. The proxy statement/prospectus and other documents relating to the Merger (when they are available) can be obtained free of charge from the SEC's web site at www.sec.gov. The documents (when they are available) can also be obtained free of charge from LIN TV on its web site (www.linmedia.com) or upon written request to LIN TV Corp., Attention: Secretary, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903. Information on LIN TV's web site does not constitute a part of this registration statement.

        We expect that LIN LLC's common shares will be listed on the NYSE.

Incremental Facility

        On February 12, 2013, LIN Television and Deutsche Bank Trust Company Americas ("Deutsche Bank"), signed an Incremental Term Loan Activation Notice tranche B-2 Term Facility creating an incremental term loan facility (the "Incremental Facility") pursuant to the Company's existing credit agreement, dated as of October 26, 2011, as amended on December 19, 2011, as further amended on December 24, 2012, by and among LIN Television, JPMorgan Chase Bank, N.A. ("JP Morgan"), as Administrative Agent, and the banks and other financial institutions party thereto (the "Credit Agreement").

        The Incremental Facility is a five-year, $60 million term loan facility and is subject to the terms of the Credit Agreement. The proceeds of the Incremental Facility, as well as cash on hand and cash from revolving borrowings under the Credit Agreement, were used to fund the $100 million transferred to SVH by LIN TV pursuant to the JV Sale Transaction as described above.

        For additional information regarding the JV Sale Transaction, the Merger or the Incremental Facility, see "Risk factors—Risks associated with the JV Sale Transaction and Merger."

The exchange offer

Background	On October 12, 2012, we completed a private placement of our outstanding, unregistered old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer.
The exchange offer

We are offering to exchange up to $290.0 million aggregate principal amount of our new notes, which have been registered under the Securities Act, for up to $290.0 million aggregate principal amount of our old notes, on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to as the "exchange offer." You may tender old notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The old notes we are offering to exchange hereby were issued under an indenture dated as of October 12, 2012.

Resale of new notes

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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you are acquiring the new notes in the ordinary course of your business,

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you have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act,

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you are not an affiliate, as defined in Rule 405 under the Securities Act, of ours, and

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if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes.
If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the new notes, unless an exemption therefrom is available to you.
Broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the new notes.
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Consequences if you do not exchange your old notes

Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

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an exemption from the registration requirements of the Securities Act is available to you,

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we register the resale of old notes under the Securities Act, or

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the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.
After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.

Expiration date	5:00 p.m., Eastern time, on April 30, 2013, unless we extend the exchange offer.
Conditions to the exchange offer	Our obligation to consummate the exchange offer is conditioned upon:

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the effectiveness of the registration statement of which this prospectus forms a part,

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no stop order suspending the effectiveness of the registration statement having been issued,

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no proceedings for that purpose having been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC, and

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other limited, customary conditions, which we may waive. For example, we are not obligated to complete the exchange offer if:

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the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC,

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any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer, or

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we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

Procedures for tendering old notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

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either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent's message from The Depository Trust Company ("DTC"), stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer,

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your old notes, either by tendering them in certificated form or by timely confirmation of book-entry transfer through DTC, and

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all other documents required by the letter of transmittal.
These actions must be completed before the expiration of the exchange offer. If you hold old notes through DTC, you must comply with its standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.
By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

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you will be acquiring the new notes in the ordinary course of your business,

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you have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act,

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you are not an affiliate, as defined in Rule 405 under the Securities Act, of ours, and

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if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes.
See "The exchange offer—Procedures for tendering."

Guaranteed delivery procedures for tendering old notes

If you cannot tender your old notes by the expiration date or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under "The exchange offer—Guaranteed delivery procedures."

Special procedures for beneficial holders

If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender your old notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal rights

You may withdraw your tender of old notes at any time prior to 5:00 p.m., Eastern time, on the expiration date for the exchange offer. Any withdrawn old notes will be credited to the tendering holder's account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the tendering holder. We will accept for exchange any and all old notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

Appraisal rights	You do not have any appraisal or dissenters' rights in connection with the exchange offer.
Tax considerations	The exchange of old notes for new notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "Certain U.S. federal income tax considerations."
Use of proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.
Exchange agent

The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth below under "The exchange offer—Exchange agent."

The new notes

        The form and terms of the new notes are the same as the form and terms of the old notes, except that:

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  the new notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer, and

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  specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.

        The new notes will evidence the same indebtedness as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. We refer to the old notes and the new notes together in this prospectus as the "notes." Unless the context otherwise requires, when we refer to the old notes, we also refer to the guarantees associated with the old notes, and when we refer to the new notes, we also refer to the guarantees associated with the new notes.

        The following is a brief summary description of the material terms of the new notes. For a more complete description of the terms of the new notes, see "Description of notes" below.

Issuer	LIN Television Corporation, a Delaware corporation.
New notes offered	Up to $290.0 million aggregate principal amount of 6 3/8% Senior Notes due 2021. The new notes we are offering hereby will be issued under an indenture dated as of October 12, 2012.
Maturity	January 15, 2021.
Interest payment dates

January 15 and July 15, commencing on January 15, 2013. Interest accrued through the expiration date of the exchange offer on old notes that are exchanged will be paid to holders of record of the new notes on the next regular payment date.

Guarantees

The new notes will be guaranteed, jointly and severally, on a senior unsecured basis, by our parent, LIN TV, and our direct and indirect, existing and future domestic restricted subsidiaries that are not immaterial subsidiaries. The subsidiary guarantors and LIN TV also guarantee all of our obligations under our senior secured credit facility and our 2018 Senior Notes. As of the issue date for the new notes, all of our 100% owned direct and indirect subsidiaries will be guarantors of the new notes.
Each of the subsidiary guarantors would be released from their obligations under (i) our senior secured credit facility upon the occurrence of certain events including payment in full of the outstanding borrowings and other obligations and in certain cases where such subsidiary is sold, in accordance with the requirements of the governing credit agreement, (ii) our 2018 Senior Notes upon the occurrence of certain events including the repurchase, redemption or defeasance in full of the outstanding notes and other obligations and in certain cases where such subsidiary is sold, in accordance with the requirements of the governing indenture and (iii) the notes in accordance with the governing indenture, as described under "Description of notes—Guarantees of the notes."

Ranking

The new notes will be unsecured and will rank senior in right of payment to any existing and future subordinated indebtedness will rank pari passu in right of payment with all of our existing and future senior indebtedness, including our senior secured credit facility and our existing 2018 Senior Notes, and will be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries). The new notes will also be effectively subordinated to our senior secured indebtedness, including debt outstanding under our senior secured credit facility, to the extent of the value of our assets securing such indebtedness.

As of December 31, 2012, the aggregate principal amount of our outstanding senior secured indebtedness was $394.8 million, which consisted of approximately $379.9 million outstanding under our senior secured credit facility (and had $75.0 million of revolving borrowing capacity under our senior secured credit facility) and $14.9 million of finance lease obligations, and the aggregate principal amount of our outstanding senior unsecured indebtedness consisted of $200.0 million aggregate principal amount outstanding under our 2018 Senior Notes, $290.0 million under the notes and $5.4 million of other debt. As of December 31, 2012, liabilities reflected on our consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses, were approximately $1,330 million, of which $12.1 million are comprised of liabilities of our non-guarantor subsidiaries.

Optional redemption

On or after January 15, 2017, we may redeem some or all of the new notes at any time at the redemption prices specified under "Description of notes—Optional redemption" plus accrued and unpaid interest, if any, to the date of redemption.
Before January 15, 2017, we may redeem some or all of the new notes at a redemption price equal to 100% of the principal amount of each note to be redeemed plus a make-whole premium described in "Description of notes—Optional redemption" plus accrued and unpaid interest, if any, to the date of redemption.
In addition, at any time prior to January 15, 2016, we may redeem up to 35% of the new notes with the net cash proceeds from specified equity offerings at a redemption price equal to 106.375% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of notes—Optional redemption."
The new notes will not be subject to any sinking fund provision.

Change of control, asset sales

Upon the occurrence of a change of control, we may be required to make an offer to repurchase the new notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of notes—Change of control."

If we sell assets under certain circumstances, we will be required to make an offer to purchase the new notes at their face amount, plus accrued and unpaid interest, if any, to the purchase date. See "Description of notes—Certain covenants—Limitation on asset sales."

Certain covenants	The indenture governing the new notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:

•

incur certain additional indebtedness and issue preferred stock;

•

make certain dividends, distributions, investments and other restricted payments;

•

sell certain assets;

•

agree to any restrictions on the ability of restricted subsidiaries to make payments to us;

•

create certain liens;

•

merge, consolidate or sell substantially all of our assets; and

•

enter into certain transactions with affiliates.
These covenants are subject to important exceptions and qualifications described under "Description of notes."

No prior market

The new notes will be new securities for which there is no market. The new notes will not be listed on any securities exchange or included in any automated quotation statement. No assurance can be given as to the liquidity of or trading market for the new notes. For more information, see "Risk factors—Risks related to the new notes—If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient."

Risk factors

        Prospective investors should carefully consider all of the information set forth, or incorporated by reference, in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk factors" for risks involved with an investment in the new notes.

Risk factors

        You should consider carefully the following risk factors, in addition to the other information included or incorporated by reference into this prospectus, in evaluating us, our business and your participation in the exchange offer, which could materially affect our business, financial condition or future results.

Risks related to the exchange offer

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not validly tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell any old notes you own following the exchange offer except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the liquidity of the market for any old notes could be adversely affected.

You may not receive new notes in the exchange offer if the procedures for the exchange offer are not followed.

        We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC's Automated Tender Offer Program, which binds holders of the old notes to the terms of the letter of transmittal and consent, and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial owner of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf.

We may repurchase any old notes that are not tendered in the exchange offer on terms that are more favorable to the holders of the old notes than the terms of the exchange offer.

        Although we do not currently intend to do so, we may, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer. We also reserve the right to repurchase any existing notes not tendered. If we decide to repurchase old notes on terms that are more favorable than the terms of the exchange offer, those holders who decide not to participate in the exchange offer could be better off than those that participated in the exchange offer.

Risks related to the new notes

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the new notes.

        We currently have, and following this exchange offer will continue to have, a substantial amount of indebtedness. As of December 31, 2012, we had total debt of approximately $890.2 million reflected on our consolidated balance sheet, consisting of approximately $290.0 million of notes, $200.0 million outstanding of our 2018 Senior Notes, $379.9 million of borrowings under our senior secured credit facility, $14.9 million of finance lease obligations, and $5.4 million of other debt, and we had $75.0 million of revolving borrowing capacity remaining under our senior secured credit facility. In addition, on February 12, 2013, in order to finance the JV Sale Transaction, we used a combination of cash on hand, $25.0 million of borrowings under our revolving credit facility and $60.0 million of borrowings under our new incremental term loan facility. As a result, giving effect to the JV Sale Transaction, we have total debt of approximately $975.2 million. Subject to the limitations in our senior secured credit facility and the indentures governing our 2018 Senior Notes and the notes, we may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

  •
  make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the new notes and our other indebtedness;

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  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

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  limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

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  require us to use a substantial portion of our cash flow from operations to make debt service payments;

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  limit our flexibility to plan for, or react to, changes in our business and industry;

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  place us at a competitive disadvantage compared to our less leveraged competitors; and

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  increase our vulnerability to the impact of adverse economic and industry conditions.

        Further, our borrowings under our senior secured credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Despite our current level of indebtedness, we may still be able to incur substantial additional indebtedness in the future, which could increase the risks described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our senior secured credit facility, the indenture governing our 2018 Senior Notes and the indenture governing the old notes limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness. If any such additional indebtedness is secured by our assets or the assets of the guarantors, the indebtedness evidenced by the new notes would be effectively subordinated to such secured indebtedness. See "—The new notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors' existing and future secured indebtedness" below. If we incur any additional indebtedness that ranks equally with the new notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the new notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you in the event we are subject to any insolvency, bankruptcy or similar event. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could increase.

We may not be able to refinance all or a portion of our indebtedness or obtain additional financing on satisfactory terms.

        The outstanding non-extended revolving credit loans, extended revolving credit loans, term loans and incremental term loans under our senior secured credit facility are due October 26, 2016, October 26, 2017, October 26, 2017 and December 21, 2018, respectively, and our outstanding 2018

Senior Notes are due on April 15, 2018. If we do not refinance, redeem or discharge our 2018 Senior Notes on or prior to January 15, 2018, then, in such event, the maturity of our incremental term loan facility will be accelerated from December 21, 2018 to January 15, 2018. While we expect to refinance, redeem, or discharge all of our outstanding 2018 Senior Notes prior to January 15, 2018, we can provide no assurances that this will occur. Our inability to refinance our 2018 Senior Notes prior to January 15, 2018, and the resulting acceleration of the incremental term loans would have a material adverse effect on our business, liquidity and results of operations.

The new notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors' existing and future secured indebtedness.

        The new notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each guarantor, including indebtedness under our senior secured credit facility. Additionally, the indenture governing the new notes permits us to incur additional secured indebtedness in the future, subject to the limitations described under "Description of notes—Certain covenants—Limitation on incurrence of additional indebtedness and issuance of capital stock." In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the new notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the new notes or the affected guarantees. Holders of the new notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the new notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

        As of December 31, 2012, the new notes and the guarantees were effectively subordinated to $394.8 million of senior secured indebtedness, including $379.9 million under our senior secured credit facility and we had $75.0 million of revolving borrowing capacity under our senior secured credit facility, subject to compliance with financial covenants in the credit facility, all of which would have also been effectively senior to the notes and the guarantees. After giving effect to the borrowings of $60.0 million of tranche B-2 incremental term loans and $25.0 million of borrowings under our revolving credit facility on February 12, 2013 in connection with the JV Sale Transaction, the new notes and guarantees were effectively subordinated to $479.8 million of senior secured indebtedness, including $464.9 million under our senior secured credit facility and we had $50.0 million of revolving borrowing capacity under our senior secured credit facility.

Claims of noteholders will be structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the new notes.

        The new notes will be guaranteed by all of our 100% owned subsidiaries as of the issue date. The new notes will not be guaranteed, however, by our non-wholly owned subsidiaries and certain of our future subsidiaries that we designate as "unrestricted" in accordance with the terms of the indenture. Accordingly, claims of holders of the new notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. Further, although all of our 100% owned direct and indirect domestic restricted subsidiaries that are not immaterial subsidiaries will guarantee the new notes, the guarantees are subject to release under certain circumstances and in the future we may have subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us, a guarantor or the holders of the new notes. In any of these events, we may not have sufficient assets to pay amounts due on the new notes with respect to the assets of that subsidiary. As of December 31, 2012, approximately $5.5 million of our indebtedness was comprised of liabilities of our non-guarantor subsidiaries.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.

        The new notes will constitute a new issue of securities with no established trading market, and we do not intend to apply for the listing or quotation of the new notes on any securities exchange or trading market. Despite our registration of the issuance of the new notes that we are offering in the exchange offer:

  •
  a public market for the new notes may not develop,

  •
  any public market that does develop may not offer sufficient liquidity for you to sell your notes,

  •
  you may not otherwise be able to sell your notes, and

  •
  the price at which you may be able to sell your notes, if any, may be substantially less than the price you paid for the old notes, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

        The initial purchasers of the old notes have advised us that they intend to make a market in the new notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the new notes may not develop or, if developed, such a market may not continue. The liquidity of any market for the new notes will depend on a number of factors, including:

  •
  the number of holders of new notes;

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  our operating performance and financial condition;

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  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the market for similar securities;

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  the interest of securities dealers in making a market in the new notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the new notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the new notes.

        Finally, if a large number of holders of the old notes do not tender their old notes or tender their old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the notes.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the new notes from relying on that subsidiary to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor, and in that case, sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. As was demonstrated in a recent bankruptcy case originating in the State of Florida which was affirmed by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer laws.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the new notes, which would violate the terms of the new notes.

        Upon the occurrence of a change of control, holders of the new notes and the 2018 Senior Notes will have the right to require us to purchase all or any part of the new notes and the 2018 Senior Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. While we expect refinancing of existing indebtedness would be negotiated as part of a change of control transaction, we may not have sufficient financial resources available to satisfy all of our obligations under the new notes and the 2018 Senior Notes in the event of a change in control. Further, we will be contractually restricted under the terms of our senior secured credit facility from repurchasing all of the new notes tendered upon a change of control. Accordingly, we may be unable to satisfy our obligations to purchase the new notes and the 2018 Senior Notes unless we are able to refinance or obtain waivers under our senior secured credit facility. Our failure to purchase the new notes and the 2018 Senior Notes as required under the indenture would result in an event of default under the indenture, the indenture governing our 2018 Senior Notes and under our senior secured credit facility, each of which could have material adverse consequences for us and the holders of the new notes. In addition, our senior secured credit facility provides that a change of control is an event of default that permits lenders to accelerate the maturity of borrowings under the facility, and any such acceleration may result in an event of default under the indenture. See "Description of notes—Change of control."

Covenants in our debt agreements restrict our business in many ways.

        The indenture that will govern the new notes, the indenture governing our outstanding 2018 Senior Notes and our senior secured credit facility contain various covenants that limit our ability and/or our restricted subsidiaries' ability to, among other things:

  •
  incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

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  issue redeemable stock and preferred stock;

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  pay dividends or distributions or redeem or repurchase capital stock;

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  prepay, redeem or repurchase debt;

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  make loans, investments and capital expenditures;

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  enter into agreements that restrict distributions from our subsidiaries;

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  sell assets and capital stock of our subsidiaries;

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  enter into certain transactions with affiliates; and

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  consolidate or merge with or into, or sell substantially all of our assets to, another person.

        A breach of any of these covenants could result in a default under our senior secured credit facility, our 2018 Senior Notes and/or the new notes. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our credit facility and our other indebtedness, including the new notes. See "Description of other indebtedness."

We could fail to comply with our financial covenants, which would adversely affect our financial condition.

        Our senior secured credit facility requires us to comply with financial covenants, including, among others, leverage ratios and interest coverage tests. These covenants restrict the manner in which we conduct our business and may impact our operating results. A significant unanticipated decline in advertising or other revenues could decrease our Adjusted EBITDA and operating cash flows, and may make it harder for us to comply with such covenants. Our failure to comply with these covenants could result in events of default, which, if not cured or waived, would permit acceleration of our indebtedness under our debt agreements or under other instruments that contain cross-acceleration or cross-default provisions.

        Our debt instruments also contain certain other restrictions on our business and operations, including, for example, covenants that restrict our ability to dispose of assets, incur additional indebtedness, pay dividends, make investments, make acquisitions and engage in mergers or consolidations.

Risks associated with the JV Sale Transaction and Merger

The Merger may not be completed, which would significantly increase our federal and state income tax liabilities in 2013 and may harm the market price of LIN TV class A common stock.

        Although our board of directors has approved the Merger and has approved and adopted the Merger Agreement, which effects the Merger, the completion of the Merger is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the Merger will be completed. In addition, we reserve the right to cancel or defer the Merger even if our stockholders vote to approve the Merger and the other conditions to the completion of the Merger are satisfied or waived.

        While we currently expect the Merger to take place as soon as practicable after adoption of the Merger Agreement at the special meeting of our stockholders, our board of directors may defer the Merger for a significant time after the meeting or may abandon the Merger because of, among other reasons, an increase in the estimated cost of the Merger, including U.S. tax costs or other costs, changes in existing or proposed tax legislation, an increase in the trading price of LIN TV's class A common stock above approximately $20 per share (at which point LIN TV will no longer recognize a capital loss as a result of the Merger) (see "—We may not realize the anticipated benefits of the Merger because of, among other reasons, changes in tax laws or an increase in the trading price of LIN TV class A common stock prior to the effective time of the Merger" below in this section) or a determination by our board of directors that the Merger would not be in the best interests of our stockholders.

        While we will continue our operations if the Merger is not completed for any reason, our operations may be harmed in such case in a number of ways, including the following:

  •
  At the time of LIN Texas's acquisition of its 20.38% interest in SVH in 1998, we recorded a deferred tax liability on capital gains related to our equity interests in SVH that became a current tax payable upon the sale of such interests. Because the Merger is expected to have the effect of allowing us to use the capital loss in LIN TV's equity in LIN Television to, in whole or in part, offset such deferred tax liability, if the sale of LIN Texas's interest in SVH is completed without promptly completing the Merger it would cause a deferred tax liability of approximately $163 million to become payable beginning in 2013. If necessary, we would seek to fund any such current federal and state tax liabilities and any interest and penalties for late payment of taxes, through cash generated from operations, amounts available under our revolving credit facility, and additional borrowings. However, there can be no assurance that additional borrowings will be available on acceptable terms or at all. Should additional borrowings be unavailable, we would defer payment of this tax liability into 2014 and incur late payment interest and penalties, and we believe that there are cost and capital expenditure reduction initiatives we could take in 2013 and 2014 that, based on our current forecast of operating results, would allow us to generate sufficient cash flows to fund our operations, the tax liabilities associated with the JV Sale Transaction, and related interest and penalties, and to maintain compliance with the financial covenants under our debt obligations into 2014. However, there can be no assurance that we will be successful in reducing our expenditures and generating sufficient cash from operations to fund the obligation in 2014.

  •
  The market price of LIN TV class A common stock may decline to the extent that the current market price of such stock reflects a market assumption that the Merger will be completed.

  •
  An adverse reaction from investors and potential investors to, among other things, the Merger may reduce future debt or equity financing opportunities for us and our subsidiaries.

  •
  Costs related to the Merger, including legal and accounting fees, must be paid even if the Merger is not completed.

We may not realize the anticipated benefits of the Merger because of, among other reasons, changes in tax laws or an increase in the trading price of LIN TV class A common stock prior to the effective time of the Merger.

        Many factors could affect the outcome of the Merger, and some or all of the anticipated benefits of the Merger may not occur. The consequence of LIN TV's conversion of its form of organization from a corporation into a limited liability company structure in connection with the Merger will have the effect of classifying it as a partnership for federal income tax purposes. Such partnership classification will be treated as a liquidation of LIN TV for federal income tax purposes with the result that LIN TV will recognize gain or loss, as applicable, in its 100% equity interest in LIN Television (its sole asset at the time of the Merger).

        The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present U.S. federal income tax treatment of an investment in LIN LLC common shares may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis and changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible for us to realize all or any of the anticipated benefits of the Merger.

        Further, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holder's beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, it is possible that our assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS may assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Internal Revenue Code and/or Treasury regulations and could require that items of income, gain, loss, deductions or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects stockholders.

        In addition, the amount of tax loss that LIN TV will be able to recognize as a result of the Merger is dependent on the value of its assets at the time of the Merger (i.e., its 100% equity interest in LIN Television), which value directly correlates to the trading price of shares of LIN TV class A common stock. As the trading price of LIN TV class A common stock increases, the amount of tax loss that LIN TV will be able to recognize in its ownership of the equity in LIN Television upon consummation of the Merger decreases and, if such trading price increases above a certain amount, LIN TV would not leave sufficient losses available from the Merger to offset the entire capital gain recognized in the JV Sale Transaction. In that event, LIN TV would be required to use cash on hand and/or some (or all) of its existing $273 million net operating losses to offset all or a substantial portion of any such remaining capital gain.

        For example, if the trading price of LIN TV class A common stock is at or below approximately $10.75 per share at the time of the Merger, then, upon completion of the Merger, LIN TV expects to recognize a sufficient amount of capital loss to offset all of the capital gain recognized in the JV Sale Transaction. However, we have estimated that if the trading price of LIN TV class A common stock exceeds approximately $12.20 per share, we will be subject to cash tax liabilities in excess of our available net operating loss carry-forwards. In addition, it is possible that, if the trading price of LIN TV class A common stock significantly increases to a price greater than approximately $20 per share, LIN TV would not be able to recognize any tax losses as a result of the Merger to use to offset against the capital gain recognized in the JV Sale Transaction. Furthermore, at the time of the Merger, if LIN TV class A common stock is trading at a price greater than approximately $20 per share, it is probable that LIN TV's board of directors would not consummate the Merger because LIN TV would not be able to recognize a tax loss and, as a result, LIN TV would be required to use all of its existing net operating losses and pay any resulting tax liabilities from the JV Sale Transaction with cash on hand and available borrowings (which may be insufficient).

Our board of directors may choose to defer or abandon the Merger at any time.

        Completion of the Merger may be deferred or abandoned by action of our board of directors at any time, including after LIN TV stockholder approval at the special meeting. While we currently expect the Merger to take place promptly after the proposal to adopt the merger agreement is approved at the special meeting, our board of directors may defer completion before or after the special meeting or may abandon the Merger at any time, including after stockholder approval, because of, among other reasons, our failure to receive tax opinions from its advisors in form and substance acceptable to us, our determination that the LIN LLC class A common shares will not be eligible for inclusion for trading on the NYSE, our determination that the IRS does not agree with our views on certain tax matters, our determination that the Merger and the other reorganization transactions would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the Merger would otherwise be reduced, changes in U.S. tax laws, rates, treaties or regulations that would adversely affect our ability to achieve the expected benefits of the Merger, an unexpected increase in the cost to complete the Merger or any other determination by our board of directors that the Merger would not be in the best interests of LIN TV or its stockholders or that the Merger would have material adverse consequences to LIN TV or its stockholders.

We expect to incur transaction costs in connection with the completion of the Merger, some of which will be incurred whether or not the Merger is completed.

        We incurred in 2012 and we expect to continue to incur in 2013 a total of approximately $5 to $7 million in transaction costs in connection with the Merger and the JV Sale Transaction, including, among others, financial and tax advisory fees and expenses, legal fees, printing and mailing costs associated with the preparation of a proxy statement/prospectus. The majority of these costs will be incurred regardless of whether the Merger is completed and prior to our stockholders' vote at the special meeting. Further, the Merger and the other transactions described in this prospectus may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses.

Although as a result of the JV Sale Transaction none of LIN TV or any of its direct or indirect subsidiaries has any further obligations (funding or otherwise) under the GECC Note, the GECC Guarantee or related to SVH, the Transaction Agreement contains certain ongoing indemnification obligations of each party that could result in future liabilities to us.

        Each of LIN TV, LIN Television and LIN Texas made customary representations, warranties and covenants in the JV Sale Transaction Agreement for the benefit of the other parties to the agreement, including, among others, representations and warranties with respect to the ownership of the interest in SVH, the power and authority to enter into the JV Sale Transaction Agreement and any consents that may have been necessary to complete the transactions contemplated thereby.

        The JV Sale Transaction Agreement also contains certain ongoing indemnification obligations of each party (including LIN TV, LIN Television and LIN Texas) to the other parties relating to the representations, warranties and covenants of each party and if we (or LIN Television or LIN Texas) are found to be in breach of any applicable representations, warranties and covenants it could result in future liabilities to us in favor of the other parties.

Risks associated with our business activities

Our operating results are primarily dependent on advertising revenues, which can vary substantially from period-to-period based on many factors beyond our control, including economic downturns and viewer preferences.

        Our operations and performance are dependent on advertising revenues, which can be materially affected by a number of factors beyond our control, including economic conditions and viewer preferences. Volatility in advertising revenue impacts our financial condition, cash flows and results of operations. Decreases in advertising revenues caused by economic conditions could have a material adverse effect on our financial condition, cash flows and results of operations, which could impair our ability to comply with the covenants in our debt instruments, as more fully described above.

        In addition to economic conditions, our ability to generate advertising revenues depends on factors such as:

  •
  the relative popularity of the programming on our stations;

  •
  the demographic characteristics of our markets; and

  •
  the activities of our competitors.

        Our programming may not attract sufficient targeted viewership or we may not achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenues to decline. We, and those on whom we rely for programming, may not be able to anticipate and react effectively to shifts in viewer tastes and interests of our local markets. In addition, political advertising revenue from elections and advertising revenues from Olympic Games, which generally occur in even-numbered years, create large fluctuations in our operating results on a year-to-year basis. For example, during 2012, we had political advertising revenues of $76.5 million, compared to $8.1 million in the prior year.

We depend on automotive advertising to a significant degree.

        Approximately 26%, 24%, and 23% of our local and national advertising revenues for the years ended December 31, 2012, 2011, and 2010, respectively, consisted of automotive advertising. A significant decrease in these revenues in the future could have a material adverse effect on our results of operations and cash flows, which could affect our ability to fund operations and service our debt obligations.

We have a material amount of intangible assets and we have recorded substantial impairments of these assets. Future write-downs of intangible assets would reduce net income or increase net loss, which could have a material adverse effect on our results of operations.

        Future impairment charges could have a significant adverse effect on our reported results of operations. Approximately $725.7 million, or 58.5% of our total assets as of December 31, 2012 consisted of indefinite-lived intangible assets. Intangible assets principally include broadcast licenses and goodwill, which are required to be tested for impairment at least annually, with impairment being measured as the excess of the carrying value of the goodwill or the intangible asset over its fair value. In addition, goodwill and other intangible assets will be tested more often for impairment as circumstances warrant.

        During the year ended December 31, 2009, we recorded an impairment of our broadcast licenses of $36.8 million and an impairment of our goodwill of $2.7 million. We also recorded a $1.6 million impairment charge to a broadcast license recorded within discontinued operations for the year ended December 31, 2011.

        If we determine in a future period, as part of our testing for impairment of intangible assets and goodwill, that the carrying amount of our intangible assets exceeds the fair value of these assets, we may incur an impairment charge that could have a material adverse effect on our results of operations.

Our strategy has historically included growth through acquisitions, which could pose various risks and increase our leverage.

        We have pursued and intend to selectively continue to pursue strategic acquisitions, subject to market conditions, our liquidity, and the availability of attractive acquisition candidates, with the goal of improving our business. We may not be successful in identifying attractive acquisition targets nor have the financial capacity to complete future acquisitions. Acquisitions involve inherent risks, such as increasing leverage, debt service requirements, future performance-based purchase obligations and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following any acquisition. We may not be able to successfully implement effective cost controls or increase revenues as a result of any acquisition. In addition, future acquisitions may result in our assumption of unexpected liabilities and may result in the diversion of management's attention from the operation of our core business.

        Certain acquisitions, such as television stations, are subject to the approval of the FCC and, potentially, other regulatory authorities. The need for FCC and other regulatory approvals could restrict our ability to consummate future transactions and potentially require us to divest some television stations if the FCC believes that a proposed acquisition would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with FCC ownership limitations.

We may not realize all of the anticipated operating synergies and cost savings from the Acquisition, which may adversely affect our financial performance.

        We may not realize all of the anticipated operating synergies and cost savings from the Acquisition. These are forward-looking estimates and involve known and unknown risks, uncertainties and other factors that may cause the actual cost savings or cash generated to be materially different from our estimates or result in these savings not being realized in the time frame expected, or at all. Such estimates are based upon a variety of other factors and were derived utilizing numerous important assumptions, including: (i) the assumption that we will be able to take advantage of certain provisions in our retransmission consent agreements that would allow for increased rates from pay-television operators for the Acquired Stations; (ii) that we will be able to successfully migrate and develop new media platforms for the Acquired Stations; and (iii) that we will be able to leverage our existing technical service centers and shared administrative service centers in order to reduce costs at the Acquired Stations.

We may have difficulty integrating the Acquired Stations into our operating structure and if we are unable to manage effectively such integration, our operating results will suffer.

        To manage effectively our integration and address the increased administrative demands as a result of the Acquisition, we will need, among other things, to continue to develop our financial and management controls and management information systems. We will also need to continue to identify, attract and retain highly skilled finance and management personnel. Failure to do any of these tasks in an efficient and timely manner could have an adverse impact on our financial position or results of operations.

        There are other risks associated with the growth of our business. For example, there is the possibility that:

  •
  we may not be able to successfully reduce costs, increase advertising revenues or audience share or realize anticipated synergies and economies of scale with respect to any Acquired Station;

  •
  our management may be reassigned from overseeing existing operations due to the need to integrate the Acquired Stations;

  •
  we may experience difficulties integrating operations and systems, as well as company policies and cultures;

  •
  we may fail to retain and assimilate former employees of the Acquired Stations; and

  •
  problems may arise in entering new markets in which we have little or no experience.

        The occurrence of any of these events could have a material adverse effect on our results of operations, particularly during the period immediately following the Acquisition.

HMC and its affiliates, whose interests may differ from the interests of holders of new notes, have approval rights with respect to significant transactions and could convert their equity interests in LIN TV into a block of substantial voting power.

        LIN TV has three classes of common stock. The class A common stock and the class C common stock are both voting common stock, with the class C common stock having 70% of the aggregate voting power. The class B common stock is held by current and former affiliates of HMC and has no voting rights, except that without the consent of a majority of the class B common stock, we cannot enter into a wide range of corporate transactions.

        HMC and its affiliates own one share of LIN TV's class C common stock, which represents 35% of LIN TV's outstanding voting power, and also have the ability to convert shares of LIN TV's non-voting class B common stock into class A common stock of LIN TV, which may be subject to FCC approval. Upon the conversion of the majority of the non-voting class B common stock into class A common stock, the class C common stock will automatically convert into an equal number of shares of class A common stock. If this occurs, affiliates of HMC would own approximately 43.1% of LIN TV voting equity interests and will effectively have the ability to elect the entire LIN TV board of directors and to approve or disapprove any corporate transaction or other matters submitted to LIN TV's stockholders for approval, including the approval of mergers or other significant corporate transactions. The interests of HMC and its affiliates may differ from the interests of holders of new notes and HMC and its affiliates could take actions or make decisions that are not in the best interests of holders of new notes.

        For example, HMC may from time-to-time acquire and hold controlling or non-controlling interests in television broadcast assets that may directly or indirectly compete with us for advertising revenues. In addition, HMC and its affiliates may from time-to-time identify, pursue and consummate acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisition opportunities may not be available to us.

        Moreover, Royal W. Carson, III, a director of LIN TV, and HMC, combined beneficially own all of LIN TV's class C common stock and therefore possess 70% of LIN TV's combined voting power. Accordingly, Mr. Carson and HMC together have the power to elect LIN TV's entire board of directors and, through this control, to approve or disapprove any corporate transaction or other matter submitted to LIN TV's stockholders for approval (and any such matters submitted to LIN TV, as our sole stockholder, for approval), including the approval of mergers or other significant corporate transactions. Mr. Carson has prior business relations with HMC. Mr. Carson is the President of Carson Private Capital Incorporated, an investment firm that sponsors funds-of-funds and dedicated funds that have invested substantially all of the net capital of these funds in private equity investment funds sponsored by firms like HMC or its affiliates. Mr. Carson also serves on an advisory board representing the interests of limited partners of Hicks, Muse, Tate & Furst Equity Fund V, L.P.; Sector Performance Fund, L.P.; and Hicks, Muse, Tate & Furst Europe Fund L.P., which are sponsored by HMC. The three listed funds do not have an investment in LIN TV or us.

Affiliates of HMC effectively have the ability to determine whether a change of control will occur, which may make it difficult for a third party to acquire control of us.

        Affiliates of HMC effectively have the ability to determine whether a change of control will occur through their ownership of one of the two outstanding shares of LIN TV's class C common stock and all of the shares of LIN TV's class B common stock. Provisions of Delaware corporate law and LIN TV's bylaws and certificate of incorporation, including the 70% voting power of LIN TV's class C common stock held by affiliates of Mr. Carson and HMC and the voting power that affiliates of HMC would hold upon conversion of their shares of class B stock into class A stock or class C stock, make it difficult for a third party to acquire control of LIN TV.

If we are unable to compete effectively, our revenue could decline.

        The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation and significant change. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. Technological innovation and the resulting proliferation of television entertainment alternatives, such as cable, satellite television and telecommunications video services, Internet, wireless, pay-per-view and video-on-demand, digital video recorders, DVDs and mobile video devices have fragmented television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. As a result, we are experiencing increased competition for viewing audience and advertisers. Significant declines in viewership and advertising revenues could materially and adversely affect our business, financial condition and results of operations.

New technologies may affect our broadcasting operations.

        The television broadcasting business is subject to rapid technological change, evolving industry standards, and the emergence of new technologies. We cannot predict the effect such technologies will have on our broadcast operations. In addition, the capital expenditures necessary to implement these new technologies could be substantial and other companies employing such technologies before we are able to could aggressively compete with our business.

The loss of network affiliation agreements or changes in network affiliations could have a material adverse effect on our results of operations.

        The non-renewal or termination of a network affiliation agreement or a change in network affiliations could have a material adverse effect on us. Each of the networks generally provides our affiliated stations with up to 22 hours of prime time programming per week. In return, our stations broadcast network-inserted commercials during that programming. In some cases, we make cash payments to certain networks.

        Some of our network affiliation agreements are subject to earlier termination by the networks under specified circumstances, including as a result of a change of control of our Company or LIN TV, which would generally result upon the acquisition of shares having 50% or more of our voting power. In the event that affiliates of HMC elect to convert the LIN TV class B common stock shares held by them into shares of either class A common stock or class C common stock, such conversion may result in a change of control of LIN TV causing an early termination of some or all of our network affiliation agreements. Some of the networks with which our stations are affiliated have required us, upon renewal of affiliation agreements, to make cash payments to the network and to accept other material modifications of existing affiliation agreements. Consequently, our affiliation agreements may not all remain in place and each network may not continue to provide programming to us on the same basis as it currently provides programming. If any of our stations ceases to maintain affiliation agreements with networks for any reason, we would need to find alternative sources of programming, which may be less attractive and more expensive.

        A change in network affiliation in a given television market may have many short-term and long-term consequences, depending upon the circumstances surrounding the change. Potential short-term consequences include: (a) increased marketing costs and increased internal operating costs, which can vary widely depending on the amount of marketing required to educate the audience regarding the change and to maintain the station's viewing audience; (b) short-term loss of market share or slower market growth due to advertiser uncertainty about the switch; (c) costs of building a new or larger news operation; (d) other increases in station programming costs, if necessary; and (e) the cost of equipment needed to conform the station's programming, equipment and logos to the new network affiliation. Long-term consequences are more difficult to assess, due to the cyclical nature of each of the major network's share of the audience that changes from year-to-year with programs coming to the end of their production cycle, and the audience acceptance of new programs in the future and the fact that national network audience ratings are not necessarily indicative of how a network's programming is accepted in an individual market. How well a particular network fares in an affiliation switch depends largely on the value of the broadcast license, which is influenced by the length of time the television station has been broadcasting, the quality and location of the license, the audience acceptance of the local news programming and community involvement of the local television station and the quality of the station non-network programming. In addition, the majority of the revenue earned by television stations is attributable to locally produced news and syndicated programming, rather than advertising sales related to network programming. The circumstances that may surround a network affiliation switch cause uncertainty as to the actual costs that will be incurred by us and, if these costs are significant, the switch could have a material adverse impact on the income we derive from the affected station.

Changes by the national broadcast television networks in their respective business models and practices could adversely affect our business, financial condition and results of operations.

        In recent years, the national broadcast networks have streamed their programming on the Internet and other distribution platforms in close proximity to network programming broadcast on local television stations, including those we own. These and other practices by the networks dilute the exclusivity and value of network programming originally broadcast by the local stations and could adversely affect the business, financial conditions and results of operations of our stations.

We depend on key personnel, and we may not be able to operate and grow our businesses effectively if we lose the services of our management or are unable to attract and retain qualified personnel in the future.

        We depend on the efforts of our management and other key employees. The success of our business depends heavily on our ability to develop and retain management and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and we may not be able to retain our key personnel. If we are unable to do so, our business, financial condition or results of operations may be adversely affected.

Our defined benefit pension plan obligations are currently underfunded, and we may have to make significant cash payments to this plan, which would reduce the cash available for our business.

        We have unfunded obligations under our defined benefit pension plan. The funded status of the defined benefit pension plan depends on such factors as asset returns, market interest rates, legislative changes and funding regulations. Our future required cash contributions and pension costs to the plan could increase if: (i) the returns on the assets of our plan were to decline in future periods; (ii) market interest rates were to decline; (iii) the Pension Benefit Guaranty Corporation ("PBGC") were to require additional contributions to the plan as a result of acquisitions; or (iv) other actuarial assumptions were to be modified. Any such increases could have a material and adverse effect on our business, financial condition, results of operations or cash flows. The need to make contributions, which may be substantial, to such plan may reduce the cash available to meet our other obligations, including our debt obligations with respect to our senior secured credit facility, the 2018 Senior Notes and the notes or to meet the needs of our business. In addition, the PBGC may terminate our defined benefit pension plan under limited circumstances, including in the event the PBGC concludes that the risk may increase unreasonably if such plan continues. In the event a defined benefit pension plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan's underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger obligation than that based on the assumptions we have used to fund such plan).

Risks related to our industry

The FCC's spectrum incentive auction proceeding could result in the reallocation of broadcast spectrum for wireless broadband use, which could materially impair our ability to provide competitive services.

        Pursuant to The American Recovery and Reinvestment Act of 2009, on March 16, 2010, the FCC delivered to Congress a staff report titled, "Connecting America: The National Broadband Plan" (the "NBP"). Among the many far-reaching recommendations contained in the 375-page NBP is that the FCC reallocate 120 MHz of spectrum currently occupied by television broadcast stations to mobile wireless broadband services by means of, among other things, amending the FCC's technical rules to reduce television station service areas and distance separations, permitting channel sharing, conducting voluntary "incentive" auctions for the return of television broadcast spectrum, and certain other voluntary and involuntary mechanisms. The NBP also recommended spectrum "repacking," pursuant to which certain stations would be required to move to new channels, and suggested the imposition of spectrum usage fees, which may require Congressional authorization. None of the NBP's recommendations related to television spectrum are self-effectuating; consequently, implementation of the recommendations would appear to require further action by the FCC or Congress, or both.

        On November 30, 2010, the FCC initiated a rulemaking proceeding to consider proposals to, among other things, implement rule changes that could facilitate channel sharing by television stations and shared use of current television broadcast spectrum by wireless broadband providers. In that proceeding, the FCC also sought comment on ways to improve very high frequency ("VHF") spectrum band television operations (VHF stations have experienced reception difficulties following the DTV transition), to encourage stations on ultra-high frequency ("UHF") channels to move to VHF channels. On April 27, 2012, the FCC adopted rules establishing a framework for multiple full-service and Class A television stations operating within the same market to share use of a single 6 MHz television channel while retaining distinct station licenses and MVPD carriage rights. Under the FCC's new rules, only those stations participating in the future incentive auction will be eligible to enter into channel sharing arrangements of this type. Because the FCC has not yet implemented rules for the incentive auction, stations are not yet able to enter into channel sharing arrangements of this type. Accordingly, we cannot predict the impact that channel sharing among television stations will have on either the industry or our operations. This proceeding remains pending with respect to proposals to improve VHF band television operations and to enable shared use of television band spectrum with wireless broadband providers; we cannot predict its outcome or its impact on the industry or our operations.

        On February 17, 2012, Congress adopted legislation authorizing the FCC to direct a portion of auction proceeds to commercial users, including broadcasters, that voluntarily surrender some or all of their allotted spectrum for auction. The legislation, which the President subsequently signed into law, includes safeguards for broadcasters. In particular, the legislation requires the FCC to make all reasonable efforts to ensure that stations retain their existing coverage areas, prevents the FCC from forcing a broadcaster to move from a UHF to a VHF channel, and establishes a fund to reimburse broadcasters for reasonable relocation expenses arising from repacking the television bands. The FCC issued a Notice of the Proposed Rulemaking on October 2, 2012 to begin implementing the statute. That proceeding remains pending. If the FCC requires any or all of our television stations to make involuntary changes to their operations, such as through frequency changes, reduction of service areas, and/or reduction of interference protection, our stations could suffer material adverse effects, including, but not limited to, substantial conversion costs, and reduction or loss of over-the-air signal coverage. We cannot predict the outcome of any FCC proceedings, including but not limited to the procedures for, or timing of, voluntary auctions and/or involuntary spectrum repacking.

We may be unable to successfully negotiate future retransmission consent agreements and these negotiations may be further hindered by the interests of networks with whom we are affiliated or by statutory or regulatory developments.

        We may be unable to successfully renegotiate retransmission consent agreements with multichannel video program distributors ("MVPDs") when the current terms of these agreements expire. In addition, our affiliation agreements with some broadcast networks include certain terms that may affect our ability to permit MVPDs to retransmit our stations' signals containing network programming, and in some cases, we may lose the right to grant retransmission consent to such providers. If the broadcast networks withhold their consent to the retransmission of those portions of our stations' signals containing network programming we may be unable to successfully complete negotiations for new retransmission consent agreements. Some networks require us to pay them compensation in exchange for permitting redistribution of network programming by MVPDs. Escalating payments to networks in connection with signal retransmission may adversely affect our operating results. If we lose the right to grant retransmission consent, we may be unable to satisfy certain obligations under our existing retransmission consent agreements with MVPDs and there could be a material adverse effect on our results of operations.

        Several cable system and direct broadcast satellite ("DBS") operators jointly petitioned the FCC to initiate a rulemaking proceeding to consider amending its retransmission consent rules. The FCC solicited public comment on the petition and subsequently released a notice of proposed rulemaking seeking public comment on whether it should amend its rules to: (i) modify its standards for "good faith" negotiations of retransmission consent agreements; (ii) enhance consumer notice obligations; and (iii) eliminate the FCC's network non-duplication and syndicated exclusivity rules. The proceeding is currently pending, and we cannot predict its outcome.

Our industry is subject to significant syndicated and other programming costs, and increased programming costs could adversely affect our operating results.

        Our industry is subject to significant syndicated and other programming costs. We often acquire program rights two or three years in advance, making it difficult for us to predict accurately how a program will perform. In some instances, we may have to replace programs before their costs have been fully amortized, resulting in impairments and write-offs that increase station operating costs. We may be exposed to future programming cost increases, which may adversely affect our operating results.

Federal regulation of the broadcasting industry limits our operating flexibility, which may affect our ability to generate revenue or reduce our costs.

        The FCC regulates our business, just as it does all other companies in the broadcasting industry. We must ask the FCC's approval whenever we need a new license, seek to renew, assign or modify a license, purchase a new station, sell an existing station or transfer the control of one of our subsidiaries that holds a license. Our FCC licenses and those stations that we service under sharing arrangements (such as shared services agreements ("SSAs"), joint sales agreements ("JSAs") or local marketing agreements ("LMAs")), are critical to our operations; we cannot operate our business in the same manner without them. We cannot be certain that the FCC will renew these licenses in the future or approve new acquisitions in a timely manner, if at all. If licenses are not renewed or acquisitions approved, we may lose revenue that we otherwise could have earned.

        In addition, Congress and the FCC may, in the future, adopt new laws, regulations and policies regarding a wide variety of matters (including retransmission consent, spectrum allocation, media ownership and technological changes) that could, directly or indirectly, materially and adversely affect the operation and ownership of our broadcast properties.

Changes in FCC ownership rules through FCC action, judicial review or federal legislation may limit our ability to continue providing services to stations under LMAs, JSAs, SSAs or other similar agreements, may prevent us from obtaining ownership of the stations we currently provide services to under these sharing arrangements, may require us to amend or terminate certain agreements and/or may preclude us from obtaining the full economic value of one or more of our multi-station operations upon a sale, merger or other similar transaction transferring ownership of such station or stations.

        FCC ownership rules currently impose significant limitations on the ability of broadcast licensees to have attributable interests in multiple media properties. In addition, federal law prohibits one company from owning full-power broadcast television stations that collectively have service areas encompassing more than an aggregate 39% share of national television households. Ownership restrictions under FCC rules also include a variety of local limits on media ownership. The restrictions include an ownership limit of one television station in most medium and smaller television markets and two stations in most larger markets, known as the television duopoly rule. The regulations also include limits on the common ownership of a newspaper and television station in the same market (newspaper-television cross-ownership), limits on common ownership of radio and television stations in the same market (radio-television station ownership) and limits on radio ownership of four to eight radio stations in a local market.

        Should the FCC liberalize media ownership rules, attractive opportunities may arise for additional television station and other media acquisitions. These changes would however, also create additional competition for us from other entities, such as national broadcast networks, large station groups, newspaper chains and cable operators, which may be better positioned to take advantage of such changes and benefit from the resulting operating synergies both nationally and in specific markets.

        Should the television duopoly rule be relaxed, we may be able to acquire the ownership, subject to FCC consent, of one or more of the stations in Alburquerque, NM, Austin, TX, Dayton, OH, Providence, RI, Youngstown, OH, Topeka, KS and Savannah, GA for which we currently provide programming, sales and/or other related services under sharing arrangements, and for which we have purchase option agreements to purchase these stations.

        Should we be unable to acquire the ownership of the stations serviced by the LMAs, there is no assurance that the grandfathering of our LMAs will be permitted beyond conclusion of the FCC's current review of the ownership rules. In the event that the FCC concludes, as part of its current review of its ownership rules, that sharing arrangements should be attributable for purposes of the media ownership rules, there is no assurance that the FCC would grandfather the non-attributable status of our existing agreements and, as a result, we may be required to terminate these agreements.

Any potential hostilities, natural disasters, cybersecurity threats, breaches of information technology security, terrorist attacks or other disruptions may affect our revenues and results of operations.

        If the United States becomes engaged in new, large scale foreign hostilities or is impacted by any significant natural disasters or if there is a terrorist attack against the United States, we may lose advertising revenue and incur increased broadcasting expenses due to pre-emption, delay or cancellation of advertising campaigns and increased costs of providing news coverage of such events. In light of the increased dependence on digital technologies by public companies and the increasing frequency and severity of cyber incidents, we may be subject to cybersecurity risks or other breaches of information technology security. A breach of our cyber/data security measures could disrupt our normal business operations and affect our ability to control our assets, access information and limit communication with third parties. We cannot predict the extent and duration of any future disruption to our programming schedule, the amount of advertising revenue that would be lost or delayed or the amount by which our expenses would increase as a result. Consequently, any related future loss of revenue and increased expenses could negatively affect our results of operations.

Use of proceeds

        We will not receive any proceeds from this exchange offer. In consideration for issuing the new notes, we will receive old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

        Net proceeds of approximately $278.5 million, after deducting the initial purchasers' discounts and our expenses, from the October 12, 2012 private offering of the old notes, together with cash on hand and revolving borrowings under our senior secured credit facility, was used to consummate the Acquisition and to pay related fees and expenses.

Consolidated ratio of earnings to fixed charges

        Set forth below is our consolidated ratio of earnings to fixed charges for the periods indicated. We have no preferred stock outstanding and did not pay preferred stock dividends during these periods.

	Twelve months ended December 31,
	2012		2011	2010	2009	2008
Consolidated ratio of Earnings to Fixed Charges	NM	(1)	1.43	2.08	1.22	NM	(1)

(1)
Not meaningful ("NM") because the ratio of earnings to fixed charges was less than 1:1 for the twelve months ended December 31, 2012 and December 31, 2008. We would have needed to generate additional earnings of $174 million and $1,159 million, respectively, to achieve a coverage of 1:1 for the twelve months ended December 31, 2012 and December 31, 2008.

        The ratio of earnings to fixed charges has been computed on a consolidated basis. "Earnings" consists of pretax income from continuing operations before adjustment for non-controlling interests and equity in net income (loss) from affiliates plus fixed charges. Fixed charges consist of interest expense, including amortization of discount, premium and capitalized expenses related to indebtedness, and a portion of rental expense representing a reasonable approximation of the interest factor. For the years ended December 31, 2012, 2011 and 2009, fixed charges include $98.2 million, $4.7 million and $6.0 million, respectively, pursuant to amounts recognized for the JV Sale Transaction and shortfall funding agreements with GE and NBCUniversal, as described further in Note 15 to the consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 15, 2013.

 Capitalization

        The following table sets forth our consolidated capitalization and cash and cash equivalents as of December 31, 2012:

        This table should be read in conjunction with "Use of proceeds" above, our consolidated financial statements and the accompanying notes incorporated by reference herein from the 2012 Form 10-K, "Selected historical financial data of New Vision Television, LLC and subsidiaries" and the consolidated financial statements and related notes appearing elsewhere in this registration statement.

($ in thousands)	December 31, 2012
Cash and cash equivalents	$46,307
Total debt:
Senior secured credit facility
Revolving credit loans	—
Term loans A	124,565
Term loans B	255,380
Finance lease obligations	14,881
8 3/8% Senior Notes due 2018	200,000
6 3/8% Senior Notes due 2021	290,000
Other debt(1)	5,401

Total debt	890,227

Less current portion	10,756

Total long-term debt	$879,471

Total stockholder's (deficit)	(91,564)

Total capitalization	$798,663

(1)
Consists primarily of guarantees of term loans entered into by third party FCC licensees.

Unaudited pro forma condensed combined financial data

        The following unaudited pro forma condensed combined financial data should be read in conjunction with "Summary," "Capitalization," "Unaudited pro forma condensed combined financial data" and the notes thereto, "Selected historical financial data of LIN Television Corporation" and the notes thereto, "Selected historical financial data of New Vision Television" and the notes thereto and the historical financial statements of each of LIN Television and NVT and the notes thereto incorporated by reference or included elsewhere in this registration statement.

        The unaudited pro forma condensed combined balance sheet gives effect to the JV Sale Transaction as if the transaction and related financing occurred on December 31, 2012. The unaudited pro forma condensed combined balance sheet does not give effect to the Transactions, because the Transactions are fully reflected in the historical financial statements of LIN TV Corp. as of December 31, 2012, as included in the 2012 Form 10-K. The unaudited pro forma condensed combined statement of operations is presented as if both the Transactions and the JV Sale Transaction had occurred on January 1, 2012. The unaudited pro forma condensed combined financial data were derived from the historical LIN Television balance sheet as of December 31, 2012, and the historical LIN Television statement of operations for the year ended December 31, 2012 and applying certain pro forma adjustments.

        The unaudited pro forma condensed combined financial data do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Transactions and the JV Sale Transaction had occurred as of the dates indicated, or what such results will be for any future periods. The unaudited pro forma condensed combined financial data are based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable.

Unaudited pro forma combined balance sheet
as of December 31, 2012

	Historical	Pro forma adjustments
($ in thousands)	LIN Television Corporation	Term Loan and Revolver Borrowings		Capital Contribution to SVH		Pro Forma JV Sale Transaction
ASSETS
Current assets:
Cash and cash equivalents	$46,307	$84,000	(a)(b)	$(100,000	)(c)	$30,307
Accounts receivable, less allowance for doubtful accounts	126,150	—		—		126,150
Other current assets	7,699	—		—		7,699

Total current assets	180,156	84,000		(100,000)		164,156
Property and equipment, net	243,595	—		—		243,595
Deferred financing costs	19,135	1,000	(a)	—		20,135
Goodwill	189,138	—		—		189,138
Broadcast licenses and other intangible assets, net	596,201	—		—		596,201
Other assets	13,189					13,189

Total assets	$1,241,414	$85,000		$(100,000)		$1,226,414

LIABILITIES AND DEFICIT
Current liabilities:
Current portion of long-term debt	$10,756	$—		$—		$10,756
Accounts payable	18,955	—		—		18,955
Accrued expenses	154,012	—		(100,000	)(c)	54,012
Deferred income tax liabilities	168,219	—		—		168,219
Accrued interest	10,770	—		—		10,770

Total current liabilities	362,712	—		(100,000)		262,712
Long-term debt and capital lease obligations, excluding current portion	879,471	85,000	(a)(b)	—		964,471
Deferred income tax liabilities	40,556	—		—		40,556
Program obligations	4,281	—		—		4,281
Other liabilities	42,716	—		—		42,716

Total liabilities	1,329,736	85,000		(100,000)		1,314,736

Commitments and Contingencies
Redeemable noncontrolling interest	3,242	—		—		3,242
Stockholder's deficit
Common stock	—	—		—		—
Investment in parent company's stock, at cost	(21,984)	—		—		(21,984)
Additional paid-in capital	1,130,239	—		—		1,130,239
Accumulated (deficit) / retained earnings	(1,164,435)	—		—		(1,164,435)
Accumulated other comprehensive loss	(35,384)	—		—		(35,384)

Total stockholders' deficit	(91,564)	—		—		(91,564)

Total liabilities, redeemable noncontrolling interest and deficit	$1,241,414	$85,000		$(100,000)		$1,226,414

Unaudited pro forma condensed combined statement of operations

	Historical					Pro forma adjustments
($ in thousands)	LIN Television For the year ended December 31, 2012	New Vision Television, LLC and Subsidiaries For the nine months ended September 30, 2012	New Vision Television, LLC and Subsidiaries October 1, 2012 through October 11, 2012	Reclassification Adjustments		Acquisition of assets of New Vision Television		New Vision Acquisition Financing Arrangements		JV Sale Transaction Financing Arrangements		Pro Forma Combined Transactions and JV Sale
Net revenues	$553,462	$99,112	$5,741	$—		$(152	)(e)	$—		$—		$658,163
Operating expenses:
Direct operating	160,222	39,754	1,741	(1,640	)(d)	—		—		—		200,077
Selling, general and administrative	125,267	30,716	2,423	(9,466	)(d)	—		—		—		148,940
Amortization of program rights	23,048	—	—	5,005	(d)	—		—		—		28,053
Corporate	34,246	—	—	9,374	(d)	(7,294	)(i)	—		—		36,326
Depreciation and amortization	32,149	10,843	372	(1,227	)(d)	3,514	(e)	—		—		45,651
Amortization of intangible assets	6,364	—	—	1,227	(d)	10,152	(e)	—		—		17,743
Restructuring	1,009	—	—	92	(d)	—		—		—		1,101
Syndicated programming barter expense	—	2,412	95	(2,507	)(d)	—		—		—		—
Trade expense	—	1,587	63	(1,650	)(d)	—		—		—		—
Loss from asset dispositions	96	—	—	792	(d)	—		—		—		888

Operating income	171,061	13,800	1,047	—		(6,524)		—				179,384
Other expense (income):
Interest expense, net	46,683	4,828	158	—		(4,383	)(f)	15,170	(h)	3,900	(j)	66,356
Share of loss in equity investments	98,309	—	—	—		—		—		—		98,309
Loss on extinguishment of debt	3,341	—	—	—		—		—		—		3,341
Other expense, net	237	(311)	—	—		—		—		—		(74)

Total other expense (income), net	148,570	4,517	158	—		(4,383)		15,170		3,900		167,932
Income (loss) before (benefit from) provision for income taxes	22,491	9,283	889	—		(2,141)		(15,170)		(3,900)		11,452
Provision for (benefit from) income taxes	40,463	—	—	—		3,397	(g)	(6,417	)(g)	(1,650	)(g)	35,793

(Loss) income from continuing operations	$(17,972)	$9,283	$889	$—		$(5,538)		$(8,753)		$(2,250)		$(24,341)

Notes to unaudited pro forma condensed combined financial statements

Note 1—Basis of pro forma presentation

        The unaudited pro forma condensed combined balance sheet gives effect to the JV Sale Transaction as if the transaction and related financing occurred on December 31, 2012. The JV Sale Transaction pro forma adjustments give effect to the receipt of the net proceeds of the $60.0 million Incremental Term Loan Facility, a $25.0 million draw under the Company's revolving credit facility, and a $100.0 million capital contribution to Station Venture as consideration to secure LIN TV's release from the GECC Guarantee. The unaudited pro forma condensed combined balance sheet does not give effect to the Transactions, because the Transactions are fully reflected in the historical financial statements of LIN Television as of December 31, 2012, as included in the 2012 Form 10-K.

        The unaudited pro forma condensed combined statement of operations is presented as if both the Transactions and the JV Sale Transaction had occurred on January 1, 2012. The unaudited pro forma condensed combined statement of operations gives effect to the acquisition of the assets of 13 network-affiliates of NVT by us, the acquisition of the assets of five network-affiliates by Vaughan, the agreements for us to provide certain services to those five separately owned network-affiliates currently serviced by NVT pursuant to shared services agreements with Vaughan, and the related acquisition financing of such acquisitions. As a result of the shared services agreements with Vaughan and our guarantee of the Vaughan acquisition financing, in the pro forma condensed combined financial statements, Vaughan is treated as a VIE of which we are the primary beneficiary, and the pro forma condensed combined statement of operations reflects the consolidation of Vaughan's results of operations into LIN Television from January 1, 2012.

        The unaudited pro forma combined consolidated statement of operations does not include any costs that may result from acquisition and integration activities. The unaudited pro forma condensed combined statement of operations does not include any adjustments to eliminate operating expenses associated with NVT's corporate offices and related overhead, nor do they adjust for expected future incremental operating income as a result of synergies we expect to realize.

        The unaudited pro forma condensed combined statement of operations are based on the historical financial statements of LIN Television and NVT after giving effect to the Transactions, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the Acquisition and/or the JV Sale Transaction was consummated as of January 1, 2012. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the historical consolidated financial statements and accompanying notes of LIN Television and NVT included or incorporated by reference herein.

Note 2—Pro forma adjustments

Adjustments to unaudited pro forma condensed combined balance sheet

        The unaudited pro forma condensed combined balance sheet reflecting the JV Sale Transaction includes adjustments attributed to:

  (a)
  Receipt of the proceeds from the $60.0 million of tranche B-2 incremental term loan borrowings under the Incremental Facility, net of $1 million of debt issue costs;

  (b)
  The $25.0 million draw on the Company's revolving credit facility; and

Notes to unaudited pro forma condensed combined financial statements (Continued)

Note 2—Pro forma adjustments (Continued)

  (c)
  The $100.0 million capital contribution by a subsidiary of LIN Television to Station Venture, and the corresponding reversal of the $100.0 million accrued liability recognized as of December 31, 2012 in LIN Television's historical balance sheet.

Adjustments to unaudited pro forma condensed combined statements of operations

        The pro forma adjustments in the unaudited pro forma condensed combined statement of operations related to the Transactions, the related acquisition financing, and the JV Sale Transaction as of January 1, 2012 are as follows:

  (d)
  Reclassifications have been made to the historical presentation of the NVT statements of operations to conform to the presentation used in our condensed combined statement of operations and the unaudited pro forma condensed combined financial information. The adjustments 1) reclassify corporate office expenses and acquisition related expenses from Selling, general, and administrative to the Corporate expense caption; 2) reclassify Amortization of program rights from Direct operating expenses to the Amortization of program rights caption; 3) reclassify Syndicated programming barter expense and Trade expense to Direct operating; 4) reclassify restructuring charges from Selling, general and administrative to the Restructuring caption, and 5) reclassify loss from asset dispositions from Direct operating to Loss from asset dispositions.

  (e)
  Reflects additional depreciation expense associated with the step up to fair value of property, plant and equipment, and an adjustment to amortization expense based on the estimated fair values of the identifiable intangible assets. Also reflects a reduction in revenue associated with the step up to fair value of certain lease agreements in which NVT is the lessor.

  (f)
  Reflects the reversal of interest expense associated with the New Vision Television term loan facility.

  (g)
  We applied a blended federal and state tax rate of 42.3% for the full year ended December 31, 2012 to the historical results of NVT, and to the pro forma adjustments. We believe the effective tax rate best reflects the Company's pro forma expected tax rate.

  (h)
  Reflects the additional interest expense, including the amortization of additional deferred financing costs, related to $290.0 million of gross proceeds of the 6 3/8% Senior Notes due 2021, $18.4 million of cash on hand, and a $4.6 million term loan borrowing by Vaughan. Additional cash interest on the revolving credit facility and term loan is based on an assumed one-month LIBOR rate of 0.25% plus an applicable margin of 3.0%. The effect of a one-eighth percent variance in the interest rates on the annual incremental interest expense is $0.4 million.

  (i)
  Includes the reversal of certain acquisition related costs reflected in the historical financial statements for the full year ended December 31, 2012 that are directly attributable to the Acquisition. The total of these costs related to the Acquisition for the full year ended December 31, 2012 was $7.3 million.

  (j)
  Reflects the additional interest expense, including the amortization of additional deferred financing costs, related to $60.0 million of gross proceeds of the tranche B-2 incremental term loan, and additional interest expense on the $25.0 million draw on the Company's revolving credit facility. Additional cash interest on the term loan is based on an assumed LIBOR floor

Notes to unaudited pro forma condensed combined financial statements (Continued)

Note 2—Pro forma adjustments (Continued)

    of 1% plus an applicable margin of 3.0%. Additional cash interest on the revolving credit facility is based on an assumed one-month LIBOR rate of 0.25% plus an applicable margin of 3.0%. Solely with respect to the incremental term loan and revolving credit borrowings referred to above, the effect of a one-eighth percent variance in the interest rates on the annual incremental interest expense is $0.1 million.

Selected historical financial data of LIN Television Corporation

        Set forth below is our selected consolidated financial data for each of the five years ended December 31, 2012. LIN TV Corp. has no independent assets or operations. The selected consolidated financial data of LIN Television Corporation are identical to LIN TV Corp.'s with the exception of share and per share data, which are not presented for LIN Television Corporation.

        The selected financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 is derived from audited consolidated financial statements included in the 2012 Form 10-K, which is incorporated by reference in this prospectus. The selected financial data as of December 31, 2010, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 is derived from financial information not incorporated by reference in this prospectus.

        The selected historical financial data should be read in conjunction with our historical consolidated financial statements and the notes thereto, which is incorporated by reference in this prospectus. The historical results presented are not necessarily indicative of future results.

        Certain changes in classifications have been made to prior period financial information to conform to the current financial statement presentation. All financial information shown reflect the operations of WUPW-TV in Toledo, OH, WWHO-TV in Columbus, OH, the Banks Broadcasting joint venture and the Puerto Rico stations as discontinued for all periods presented. The sale of the assets of WUPW-TV was completed on April 21, 2012 and the sale of the assets of WWHO-TV was completed on February 16, 2012. The Banks Broadcasting joint venture station and Puerto Rico stations were sold in

2009 and 2007, respectively. Prior year amounts have been reclassified to conform to current year presentation.

	Year ended December 31,
($ in thousands, except per share data)	2008	2009	2010	2011	2012
Consolidated Statement of Operations Data:
Net revenues	$384,787	$327,842	$408,190	$400,003	$553,462
Impairment of goodwill, broadcast licenses and broadcast equipment	1,013,163	39,487	—	—	—
Operating (loss) income	(936,959)	22,294	111,839	89,104	171,061
(Gain) loss on extinguishment of debt	(8,822)	(50,149)	2,749	1,694	3,341
(Loss) income from continuing operations	(822,122)	9,704	36,181	49,701	(17,972)
(Loss) income from discontinued operations, net of tax	(12,649)	(591)	317	(920)	(1,018)
Gain from the sale of discontinued operations, net of tax	—	—	—	—	11,389
Net (loss) income	(834,771)	9,113	36,498	48,781	(7,601)
Net income (loss) from continuing operations attributable to non-controlling interests	—	—	—	204	(556)
Net (loss) income attributable to LIN Television	$(834,771)	$9,113	$36,498	$48,577	$(7,045)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$20,106	$11,105	$11,648	$18,057	$46,307
Restricted cash	—	2,000	—	255,159	—
Goodwill and other intangible assets, net	536,803	506,061	504,512	522,150	785,339
Total assets	852,594	790,503	790,469	1,081,944	1,241,414
Total debt	743,353	682,954	623,260	868,717	890,227
Consolidated net debt(1)	723,247	671,849	611,612	595,501	843,920
Total LIN TV Corp. stockholders' (deficit) equity	(193,688)	(173,561)	(131,432)	(84,632)	(91,564)
Other Data:
Distributions from equity investments	$2,649	$—	$—	$—	$—
Cash payments for programming	$24,913	$23,081	$25,066	$24,622	$24,258
Ratio of earnings to fixed charges(2)	— (3)	1.22x	2.08x	1.43x	— (3)

(1)
Consolidated net debt is a non-GAAP financial measure, and is equal to total debt less unrestricted cash and cash equivalents. Our senior secured credit facility permits cash and cash equivalents up to $45 million to be offset against total debt. In addition, solely for the purpose of determining consolidated net debt as of December 31, 2011, our senior secured credit facility also permitted restricted cash to be offset against total debt.

(2)
The ratio of earnings to fixed charges has been computed on a consolidated basis. "Earnings" consists of pretax income from continuing operations before adjustment for non-controlling interests and equity in net income (loss) from affiliates, plus fixed charges. Fixed charges consist of interest expense, including amortization of discount, premium and capitalized expenses related to indebtedness, and a portion of rental expense representing a reasonable approximation of the interest factor. For the years ended December 31, 2009, December 31, 2011 and December 31, 2012, fixed charges included $6.0 million, $4.7 million and $98.2 million, respectively pursuant to shortfall funding agreements with NBCUniversal, as described further in Note 14 to the consolidated financial statements included in the 2009 Annual Report on Form 10-K, and Note 15 to the consolidated financial statements included in the 2012 Form 10-K. Additionally, because of the probable obligations under these shortfall funding agreements, our share of losses in Station Venture Holdings, LLC has been included in the earnings calculation.

(3)
The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2012 and December 31, 2008. The Company would have needed to generate additional earnings of $174 million and $1,159 million, respectively, to achieve a coverage of 1:1 for the years ended December 31, 2012 and December 31, 2008. The amount of additional earnings that would have been required is in part the result of a $100 million charge related to the JV Sale Transaction during 2012 and $1,013 million non-cash impairment charge recognized during 2008.

Selected historical financial data of
New Vision Television, LLC and subsidiaries

        Set forth below is selected consolidated financial data of New Vision Television for each of the years ended December 31, 2010 and December 31, 2011 and for each of the nine months ended September 30, 2011 and September 30, 2012. The selected financial data as of and for the years ended December 31, 2010 and December 31, 2011 are derived from audited consolidated financial statements incorporated by reference into this prospectus. The selected financial data as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 are derived from unaudited consolidated financial statements incorporated by reference into this prospectus. The selected financial data as of September 30, 2011 are derived from financial information not incorporated by reference in this prospectus. In the opinion of management, the accompanying unaudited interim financial information contains all adjustments necessary to state fairly NVT's financial position, results of operations and cash flows for the periods presented. The following financial data should be read in conjunction with New Vision Television's historical consolidated financial statements and the notes thereto, which is included in this prospectus. The historical results presented are not necessarily indicative of future results.

	Year ended December 31,		Nine months ended September 30,
($ in thousands)	2010	2011	2011	2012
Consolidated Statement of Operations Data:
Net revenues	$121,365	$114,532	$80,777	$99,112
Operating expenses:
Direct operating (exclusive of depreciation and amortization shown separately below)	50,230	51,828	38,451	39,754
General, selling and administrative	34,798	36,407	26,269	30,716
Depreciation and amortization expense	13,990	16,107	11,990	10,843
Other operating expenses	6,168	6,507	4,870	3,999

Operating income (loss)	16,179	3,683	(803)	13,800
Total other expense, net	(5,276)	(10,697)	(8,724)	(4,517)

Net income (loss)	$10,903	$(7,014)	$(9,527)	$9,283

Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$24,023	$9,555	$6,293	$26,149
Net cash used in investing activities	(5,410)	(11,066)	(9,984)	(1,480)
Net cash (used in) provided by financing activities	(15,527)	1,757	2,253	(25,179)

Net increase (decrease) in cash and cash equivalents	$3,086	$246	$(1,438)	$(510)

	Year ended December 31,		Nine months ended September 30,
($ in thousands)	2010	2011	2011	2012
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$9,434	$9,680	$7,996	$9,170
Broadcast licenses and other intangible assets, net	50,365	46,023	52,244	43,859
Total assets	149,140	146,602	146,903	130,420
Total debt	80,811	86,099	86,952	61,194
Members' equity	52,290	45,276	44,063	54,559

 The exchange offer

Purpose and effect of exchange offer; registration rights

        We sold the old notes on October 12, 2012 in an unregistered private placement to a group of investment banks that served as the initial purchasers. Following the sale, the initial purchasers then resold the old notes pursuant to an offering memorandum dated October 4, 2012 in reliance on Rule 144A of and Regulation S under the Securities Act.

        As part of this private placement, we and the guarantors entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we and the guarantors agreed to file the registration statement of which this prospectus forms a part relating to our offer to exchange the old notes for new notes in an offering registered under the Securities Act. We and the guarantors also agreed to use our respective reasonable best efforts to:

  •
  file with the SEC an exchange offer registration statement pursuant to which we would offer, in exchange for the old notes, new notes identical in all material respects to, and evidencing the same indebtedness as, the old notes (but which will not contain terms with respect to transfer restrictions or provide for the additional interest described below);

  •
  cause the exchange offer registration statement to be declared effective under the Securities Act; and

  •
  cause the exchange offer to be consummated by May 10, 2013.

        We and the guarantors also agreed to keep the exchange offer registration statement effective for not less than 20 business days after the date on which notice of the effective exchange offer registration statement is mailed to the holders of the old notes.

        In the event that:

  •
  we are not permitted to file the exchange offer registration statement or to consummate the exchange offer due to a change in law or SEC policy after the issue date of the old notes;

  •
  for any reason, we do not consummate the exchange offer by May 10, 2013;

  •
  any holder notifies us following the consummation of the exchange offer that:

  •
  it is not permitted under law or SEC policy to participate in the exchange offer;

  •
  it cannot publicly resell exchange old notes without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by that holder; or

  •
  it is a broker dealer and holds old notes that it has not exchanged and that it acquired directly from us or one of our affiliates; or

  •
  an initial purchaser so requests following the consummation of the exchange offer (with respect to old notes that have not been resold and that they acquired directly from us or one of our affiliates), then, in addition to or in lieu of conducting the exchange offer, we will be required to file a shelf registration statement with the SEC to cover resales of the old notes or the new notes, as the case may be. In that case, we and the guarantors will use our respective reasonable best efforts (a) to file the shelf registration statement as soon as practicable after the determination of the need to file the shelf registration statement is made, (b) to cause the registration statement to become effective, and (c) to maintain the effectiveness of the registration statement until the earlier of one year after the shelf registration statement becomes effective or the date when all of the old notes or new notes, as the case may be, are registered under such shelf registration statement and resold pursuant to it.

        We will pay additional interest on the notes if one of the following "registration defaults" occurs:

  •
  we do not consummate the exchange offer by May 10, 2013;

  •
  if required, the shelf registration statement is not effective by May 10, 2013 (or, if required pursuant to a written request from an initial purchaser of the old notes representing that it holds registrable securities that are or were ineligible to be exchanged in the exchange offer, the later of May 10, 2013 and 90 days after such request); or

  •
  the exchange offer registration statement or the shelf registration statement is declared effective, but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the exchange offer or resales of any notes registered under the shelf registration statement for more than 30 days, or in limited circumstances, 60 days, (in either case, whether or not consecutive) in any 12-month period.

        If one of these registration defaults occurs, the interest rate on the old notes will increase by 0.25% per year from the date such registration default occurs with respect to the first 90-day period after such date and the amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, subject to a maximum additional interest rate of 1.00% per year over the interest rate on the old notes. When we have cured all of the registration defaults, the interest rate on the old notes will revert immediately to the original level. In the event that a registration default occurs and is not cured and additional interest accrues on the old notes, such additional interest will cease to accrue and the interest rate on the old notes will revert immediately to the original level on the second anniversary of the issue date of the old notes.

        By participating in the exchange offer, holders of the old notes will receive new notes that are freely tradable and not subject to restrictions on transfer, subject to the exceptions described below under "—Resale of new notes."

Resale of new notes

        We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the SEC staff set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the SEC staff responding to a request for its views as to whether a particular matter complies with the federal securities laws or whether the SEC staff would refer the matter to the SEC's enforcement division for action. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC staff regarding the resale of the new notes. Instead, holders of notes will be relying on the no-action letters that the SEC staff has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

  •
  the holder must acquire the new notes in the ordinary course of its business,

  •
  the holder must have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

  •
  the holder must not be an "affiliate," as defined in Rule 405 under the Securities Act, of ours.

        Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of the above listed conditions. Any holder who tenders old notes in the exchange offer who does not satisfy all of the above listed conditions:

  •
  cannot rely on the position of the SEC staff set forth in the no-action letters referred to above, and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes, unless an exemption therefrom is available.

        The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, unless we have filed a shelf registration statement covering the new notes that is then effective, for a period of 90 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale of the new notes.

        Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, for the resale of or for any other retransfer of new notes.

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we will accept for exchange any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., Eastern time, on the expiration date, which we may extend as described in this prospectus. We refer to the date of acceptance for exchange of the old notes, and completion of the exchange offer, as the "exchange date," which will be the third business day following the expiration date. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $290.0 million of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

        The terms of the new notes will be identical in all material respects to the terms of the old notes, except that:

  •
  we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

  •
  specified rights under the registration rights agreement, including the provisions providing for registration rights and payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

        The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $290.0 million in aggregate principal amount of the old notes are outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

        In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers (as defined in Rule 144A under the Securities Act) and those sold to non-U.S. persons in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under "Book-entry settlement and clearance," we will issue the new notes in the form of global notes registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

        Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, the rules and regulations of the SEC and state securities laws.

        We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

        If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, these old notes will be credited to the tendering holder's account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the tendering holder, without expense to the tendering holder.

        Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on the exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described in the section "—Fees and expenses" below, in connection with the exchange offer.

        If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders of old notes wishing to transfer their old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration date; extensions; amendments

        The expiration date for the exchange offer is 5:00 p.m., Eastern time, on April 30, 2013. We may extend this expiration date in our sole discretion. If we so extend the expiration date, the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

        We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes,

  •
  to extend the exchange offer,

  •
  to terminate the exchange offer if, in our sole judgment, any of the conditions described below are not satisfied, or

  •
  to amend the terms of the exchange offer in any manner.

        We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, or if any other material change occurs in the information contained herein, we will promptly disclose the amendment, waiver or other material change in a manner reasonably calculated to inform the holders of old notes of the amendment, waiver or other material change and we will extend the offer to the extent required by law or SEC rules and regulations.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the new notes

        Interest on the new notes will accrue at the rate of 6.375% per annum on the principal amount, payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2013. In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before January 15, 2013 will be superseded by the interest that is deemed to have accrued on the new notes from October 12, 2012 through the exchange date.

Conditions to the exchange offer

        Registration conditions.    Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, consummation of the exchange offer is subject to the following registration conditions, which we cannot waive:

  •
  the registration statement of which this prospectus forms a part shall have been declared effective by the SEC,

  •
  no stop order suspending the effectiveness of the registration statement will have been issued, and

  •
  no proceedings for that purpose will have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC.

        General conditions.    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

  •
  the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC,

  •
  any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer, or

  •
  we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed under "General conditions" are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer, except for waivers of government approvals which we may make after the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

        If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering holders,

  •
  extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes, or

  •
  waive unsatisfied conditions listed under "General conditions" above and accept all properly tendered old notes which have not been withdrawn.

        Any determination by us concerning the above events will be final and binding.

        In addition, we reserve the right in our sole discretion to:

  •
  purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

  •
  to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for tendering

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer, holders of old notes that are DTC participants may follow the procedures for book-entry transfer as set forth below under "—Book-entry transfer" and in the letter of transmittal.

        In addition, one of the following conditions must be satisfied for your old notes to be validly tendered for exchange:

  •
  the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to DTC's standard operating procedures for electronic tenders and a properly transmitted agent's message as described below, or

  •
  the exchange agent must receive, before expiration of the exchange offer, any corresponding certificate or certificates representing old notes along with the letter of transmittal, or

  •
  the holder must comply, before expiration of the exchange offer, with the guaranteed delivery procedures described below.

        The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all of the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "—Book-entry transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

        Any beneficial holder whose old notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the holder's name, or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal, as described in "—Withdrawal of tenders" below, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution," within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an "eligible institution," unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, they should submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been validly made until these defects or irregularities have been cured or waived. The exchange agent will credit to the tendering holder's account at DTC or return to the tendering holder, as applicable, any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right, as set forth above under "—Conditions to the exchange offer," to terminate the exchange offer.

        By tendering, each holder represents to us, among other things, that:

  •
  the holder acquired new notes pursuant to the exchange offer in the ordinary course of its business,

  •
  the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act,

  •
  the holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of ours, and

  •
  if the holder is not a broker-dealer, such holder is not engaged in and does not intend to engage in the distribution of the new notes.

        If the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Book-entry transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system, including Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking société anonyme ("Clearstream"), may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for the transfer. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering old notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described under "—Resale of new notes" above are true and correct.

Guaranteed delivery procedures

        The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

  •
  their old notes are not immediately available,

  •
  who cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or

  •
  who cannot complete the procedure under DTC's standard operating procedures for electronic tenders before expiration of the exchange offer.

        The following conditions must be met to tender old notes through the guaranteed delivery procedures:

  •
  the tender must be made through an eligible institution,

  •
  before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered,

  •
  stating that the tender offer is being made by guaranteed delivery, and

    •
    guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

  •
  the exchange agent must receive the properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three business days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

        Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., Eastern time, on the expiration date (including any extensions thereof).

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under "—Exchange agent," or

  •
  for DTC participants, holders must comply with DTC's standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn,

  •
  be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, and

  •
  specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for withdrawal notices, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under "—Procedures for tendering" at any time prior to the expiration date.

Exchange agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail, Overnight Courier or
Hand Delivery:
The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Adam DeCapio

By Facsimile:
732-667-9408

Confirm by Telephone:
315-414-3360

        Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and expenses

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will pay the exchange agent for its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

  •
  new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of failures to validly tender old notes in the exchange offer

        We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes except in the limited circumstances described above under "—Purpose and effect of the exchange offer; registration rights." Remaining old notes will continue to be subject to the following restrictions on transfer:

  •
  holders may resell old notes only if we register the old notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the registration requirements of the Securities Act, and

  •
  the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

        We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

Description of notes

General

        In this summary, the terms "LIN Television Corporation", "LIN Television", "LIN", the "Company", "we", "us" and "our" refer to LIN Television Corporation and not to LIN TV Corp. ("LIN TV") or LIN Television Corporation's subsidiaries. The old notes, together with the new notes, are referred to in this section as the "Notes". Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Indenture. For definitions of certain terms used in this section, see "—Certain definitions" below.

        We issued the old notes, and will issue the new notes, under an indenture, dated as of October 12, 2012 (the "Indenture"), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of that Indenture by reference to the Trust Indenture Act of 1939, as amended. The new notes and old notes will be identical in all material respects, except that the new notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by specified dates. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, because it, and not this description, defines your rights as holders of the notes. The Indenture was filed with the SEC on October 17, 2012 as Exhibit 4.1 to LIN TV's and LIN Television's Current Report on Form 8-K and is incorporated by reference into this prospectus. A copy of the Indenture may be obtained as described in the sections of this prospectus entitled "Incorporation by reference" and "Where to find additional information."

        Principal of, premium, if any, and interest on the old notes are, and on the new notes will, be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be a corporate trust office of the Trustee or its affiliate in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

        The new notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, the Trustee will act as Paying Agent and Registrar for the new notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.

        The old notes and the new notes will be treated as a single class for all purposes of the Indenture and will vote together as one class on all matters with respect to the Notes.

        Each of the Guarantors will fully and unconditionally guarantee on a joint and several basis (the "Guarantees") all of the Company's obligations under the new notes and the Indenture, including its obligations to pay principal, premium, if any, and interest with respect to the new notes.

Principal, maturity and interest

        The old notes are, and the new notes will be, unsecured, senior obligations of the Company, having an aggregate principal amount of $290,000,000. The Notes will mature on January 15, 2021. The Indenture permits the Company to issue an unlimited amount of additional notes subject to compliance with the terms of the covenant described under "—Certain covenants—Limitation on incurrence of additional indebtedness and issuance of capital stock." Interest on the new notes will accrue at a rate of 6.375% per annum and will be payable in cash semi-annually on each January 15 and July 15, commencing on January 15, 2013, to the holders of record of new notes at the close of business on January 1 and July 1, respectively, immediately preceding such interest payment date. Interest on the new notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from October 12, 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The new notes will:

  •
  be general unsecured, senior obligations of the Company;

  •
  rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company;

  •
  rank equally in right of payment to any existing and future Senior Indebtedness of the Company, including the 2018 Notes and amounts outstanding under our Senior Credit Facility, without giving effect to collateral arrangements;

  •
  effectively rank junior to any existing or future secured Indebtedness of the Company, including amounts that may be borrowed under our Senior Credit Facility, to the extent of the value of the collateral securing such Indebtedness; and

  •
  rank structurally junior to the indebtedness and other obligations of our non-guarantor subsidiaries, including any Unrestricted Subsidiaries.

        The Guarantees will:

  •
  be general unsecured, senior obligations of the Guarantors;

  •
  rank senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantors;

  •
  rank equally in right of payment to any existing and future Senior Indebtedness of the Guarantors, including their guarantees of the 2018 Notes and their guarantees of the Senior Credit Facility, without giving effect to collateral arrangements;

  •
  effectively rank junior to any existing or future secured Indebtedness of the Guarantors, including their guarantees of amounts that may be borrowed under our Senior Credit Facility, to the extent of the value of the collateral securing such Indebtedness; and

  •
  rank structurally junior to the indebtedness and other obligations of our non-guarantor subsidiaries, including any Unrestricted Subsidiaries.

Additional notes

        Subject to the covenant described under "—Certain covenants—Limitation on incurrence of additional indebtedness and issuance of capital stock" below, the Company may issue Additional Notes under the Indenture having the same terms in all respects as the Notes, except that interest may accrue on such Additional Notes from their date of issuance. The Notes and any Additional Notes would be treated as a single class for all purposes of the Indenture and would vote together as one class on all matters with respect to the Notes.

Optional redemption

        Except as described below, the Notes are not redeemable at the option of the Company until after January 15, 2017. At any time prior to January 15, 2017, the Company may redeem all or a portion of the Notes at a price equal to 100% of the aggregate principal amount of Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date, subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date.

        The Notes may be redeemed at any time on or after January 15, 2017 in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the principal amount thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on January 15 of each of the years set forth below:

Year	Percentage
2017	103.188%
2018	101.594%
2019 and thereafter	100.000%

        In addition, prior to January 15, 2016, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 106.375% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date; provided, however, that after any such redemption, at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is 90 days after the receipt by the Company of the proceeds of an Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Company's discretion, be subject to completion of the related Equity Offering.

        Notices of redemption may be given prior to the completion of any event or transaction related to such redemption, and any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company's discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

No mandatory redemption or sinking fund

        There will be no mandatory redemption or sinking fund payments for the Notes.

Selection and notice

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by lot or otherwise in compliance with the requirements of the applicable depositary and of the principal national securities exchange, if any, on which the Notes are listed, provided that no such Notes of $2,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Change of control

        Change of control offer.    The Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Notes in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, if the purchase of the Notes would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of Notes, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under such Indebtedness to permit the purchase of the Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Notes pursuant to the provisions described below.

        Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, unless the Company has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes, as described above under "—Optional redemption," the Company must send, by first class mail postage prepaid, a notice to each holder of Notes, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent and Registrar for the Notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer as described above if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the immediately preceding paragraph and the other requirements contained in the Indenture (including those described in the following paragraphs) applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable in connection with the purchase of Notes pursuant to a Change of Control Offer.

        The Change of Control Offer requirement is not intended to afford holders of Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Notes but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control that triggers the Company's obligation to make a Change of Control Offer, but would increase the amount of Indebtedness outstanding at such time. However, the Indenture contains limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved, subject, in each case, to limitations and qualifications. See "—Certain covenants—Limitation on incurrence of additional indebtedness and issuance of capital stock" and "—Certain covenants—Merger, consolidation and sale of assets" below.

        With respect to the sale of "substantially all" the assets of the Company, which would constitute a Change of Control for purposes of the Indenture, the meaning of the phrase "substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Notes should be subject to a Change of Control Offer. Further, Change of Control will be defined in the Indenture to include any transaction as a result of which a majority of the board of directors of the Company or LIN TV consists of persons who are not Continuing Directors. See "—Certain definitions." In a prior decision, the Chancery Court of Delaware raised the possibility that a change of control as a result of a failure to have "continuing directors" comprising a majority of the board of directors may be unenforceable on public policy grounds. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a Change of Control has occurred and whether the Company is required to make a Change of Control Offer following a transaction that results in Continuing Directors comprising less than a majority of the board of directors of the Company or LIN TV.

        The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facility. Moreover, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases or redemptions. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facility may prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Senior Credit Facility or obtain the requisite consents of the lenders thereunder, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control. Any such inability to repurchase the Notes would result in a Default under the Indenture. See "Risk factors—Risks related to the new notes—Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the new notes, which would violate the terms of the new notes."

        None of the provisions in the Indenture relating to a purchase of Notes upon a Change of Control will be waivable by the board of directors of the Company. Without the consent of each holder of Notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the outstanding Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the defined terms used in the Indenture to establish the Company's obligations with respect to a Change of Control Offer.

Guarantees of the notes

        The Guarantees will be unsecured senior obligations of the Guarantors and will rank senior to all subordinated indebtedness of the Guarantors. The Guarantors have also guaranteed all obligations under (i) the 2018 Notes Indenture and (ii) the Senior Credit Facility, and each Subsidiary Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Senior Credit Facility. The obligations of each Guarantor under the Guarantees are limited by applicable federal and state fraudulent conveyance and fraudulent transfer laws. See "Risk factors—Risks related to the new notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the new notes from relying on that subsidiary to satisfy claims." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.

        The Indenture requires the Company to cause each domestic Restricted Subsidiary that is formed or acquired after the Issue Date (other than any Immaterial Subsidiary) to (i) execute and deliver to the Trustee a supplemental indenture in a form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth therein and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Guarantor for all purposes of the Indenture.

        Each Guarantee will be a continuing guarantee and will (a) remain in full force and effect until payment of all of the obligations covered thereby, except as provided below, (b) be binding upon each Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, holders of the Notes and their successors, transferees and assigns.

        Each Guarantor will be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes if the Notes are defeased in accordance with the terms of the Indenture. See "—Satisfaction and discharge of indenture; defeasance." The Indenture also provides that if all or substantially all of the assets of any Subsidiary Guarantor or all of the equity interest in any Subsidiary Guarantor are sold (including through merger, consolidation, by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "—Certain covenants—Limitation on asset sales" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale will be used in accordance with the covenant described under "—Certain covenants—Limitation on asset sales" and within the time limits specified by such covenant, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the equity interests of such Subsidiary Guarantor) or the Person acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes.

        Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary will, upon such designation, be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes, and any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary shall, upon such redesignation, be required to become a Subsidiary Guarantor. If the Company designates any Restricted Subsidiary as an Unrestricted Subsidiary (or designates any newly acquired Subsidiary as an Unrestricted Subsidiary), neither the Company nor any of its Restricted Subsidiaries will be permitted under the Indenture to provide any credit support for any Indebtedness or other Obligations of the Unrestricted Subsidiary or become directly or indirectly liable for any Indebtedness or other Obligations of such Unrestricted Subsidiary.

Certain covenants

        Limitation on incurrence of additional indebtedness and issuance of capital stock.    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and the Company will not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to the Company or a Restricted Subsidiary of the Company so long as it is so held); provided, however, that the Company and its Restricted Subsidiaries that are Guarantors may incur Indebtedness or issue shares of such Capital Stock if, in either case, (i) the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.0 and (ii) in the case of any incurrence of Senior Indebtedness, the Company's Senior Leverage Ratio at the time of incurrence of such Senior Indebtedness, after giving pro forma effect to such incurrence and to the use of proceeds therefrom, is less than 5.5 to 1.0.

        For purposes of determining compliance with this covenant:

          (1)   in the event that an item of Indebtedness, Disqualified Capital Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Capital Stock or Preferred Stock described in clauses (i) through (xiii) of the definition of "Permitted Indebtedness" or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Capital Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Capital Stock or Preferred Stock in one of such clauses; provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will at all times be deemed to be outstanding in reliance on clause (ii) of the definition of "Permitted Indebtedness"; and

          (2)   at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first paragraph of this covenant above and the definition of "Permitted Indebtedness."

        Limitation on restricted payments.    The Indenture provides that:

          (a)   the Company will not, and will not cause or permit any of its Restricted Subsidiaries, to, directly or indirectly, make any Restricted Payment unless at the time of such Restricted Payment and immediately after giving effect thereto:

              (i)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

             (ii)  the Company is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant; and

            (iii)  the aggregate amount of Restricted Payments made subsequent to the 2018 Notes Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) does not exceed the sum of:

              (A)  (x) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued subsequent to January 1, 2010 to the most recent date for which internal financial statements are available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus

              (B)  100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received subsequent to the 2018 Notes Issue Date by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the 2018 Notes Issue Date of Qualified Capital Stock of the Company, plus the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and any additional proceeds received by the Company upon such conversion or exchange (but excluding (I) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Restricted Subsidiary of the

      Company, until and to the extent such borrowing is repaid, (II) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (ii) of paragraph (b) below, and (III) any net proceeds received from issuances and sales of Designated Preferred Stock), plus

              (C)  without duplication of any amount included in clause (iii)(B) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), received by the Company as a capital contribution subsequent to the 2018 Notes Issue Date, plus

              (D)  the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from, and without duplication, (I) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (II) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Restricted Subsidiary, the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (D) to the extent it is already included in Consolidated Cash Flow, plus

              (E)  $25,000,000.

          (b)   Notwithstanding the foregoing, these provisions do not prohibit:

              (i)  the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration;

             (ii)  the purchase, repurchase, redemption, defeasance, refinancing or other acquisition or retirement of any Capital Stock of the Company, any warrants, options or other rights to acquire shares of any class of such Capital Stock, or any Subordinated Indebtedness of the Company or of any Guarantor, either (w) solely in exchange for shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, (x) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of, or a capital contribution in respect of, Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, (y) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of, Disqualified Capital Stock, Qualified Capital Stock or of a capital contribution in respect of Qualified Capital Stock or (z) in the case of Subordinated Indebtedness, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of, Indebtedness or Disqualified Capital Stock of the Company or such Guarantor, in each case incurred either pursuant to the proviso of the first paragraph of the covenant described under "—Limitation on incurrence of additional indebtedness and issuances of capital stock" or clause (vi) (Refinancing Indebtedness) of the definition of Permitted Indebtedness;

            (iii)  payments by the Company to fund the payment by any company as to which the Company is, directly or indirectly, a Subsidiary (a "Holding Company") of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect Holding Company and so long as the aggregate amount of payments pursuant to this clause (iii) does not exceed $3,000,000 in any calendar year;

            (iv)  payments by the Company to repurchase, or to enable a Holding Company to repurchase, Capital Stock or other securities from employees of the Company or a Holding Company in an aggregate amount that does not exceed $2.5 million in any calendar year; provided that any unused amounts in any calendar year may be carried forward one calendar year;

             (v)  payments, not to exceed $500,000 in the aggregate since the 2018 Notes Issue Date, to enable the Company or a Holding Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

            (vi)  payments by the Company to fund the payment of taxes of a Holding Company for a given taxable year in an amount equal to the Company's "separate return liability," as if the Company were the parent of a consolidated group (for purposes of this clause (vi) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own U.S. federal tax return for such taxable year);

           (vii)  the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries issued in accordance with the covenant described under "—Limitation on incurrence of additional indebtedness and issuance of capital stock" to the extent such dividends are included in the definition of "Consolidated Interest Expense";

          (viii)  (A)    the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued by the Company after the 2018 Notes Issue Date; provided that the amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of net cash proceeds from the sale of such Designated Preferred Stock, or

              (B)  the declaration and payment of dividends to a direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) of such parent issued after the 2018 Notes Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock;

            (ix)  the repurchase of shares of Capital Stock that may be deemed to occur upon the exercise of stock options or the vesting of restricted stock or restricted stock units to the extent such shares of Capital Stock represent a portion of the exercise price of those stock options or the withholding tax obligations with respect to such exercise or vesting; and

             (x)  repurchases of Subordinated Indebtedness at a purchase price not greater than (A) 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control or (B) 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Indebtedness; provided, however, that (x) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the covenant described under "—Change of control," and (y) in the case of an Asset Sale, the Company has first complied with and fully satisfied its obligations under the covenant described under "—Limitation on asset sales";

provided, however, that in the case of clauses (iv) and (v), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the 2018 Notes Issue Date, amounts expended pursuant to clauses (i), (iv) and (v) shall be included in such calculation.

        As of the issue date of the new notes, all of our Subsidiaries will be Restricted Subsidiaries, except for Nami Media, Inc. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined in accordance with the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. The Indenture provides that we may not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary."

        Limitation on liens.    The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than Permitted Liens) securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income or profit therefrom, unless contemporaneously therewith effective provision is made, in the case of the Company or a Restricted Subsidiary that is not a Guarantor, to secure the Notes and all other amounts due under the Indenture, and in the case of a Restricted Subsidiary that is a Guarantor, to secure such Restricted Subsidiary's Guarantee of the Notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or such Subsidiary's Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

        Merger, consolidation and sale of assets.    The Indenture provides that the Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets determined on a consolidated basis for the Company, to another Person or adopt a plan of liquidation unless:

            (i)  either (1) the Company is the Surviving Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia;

           (ii)  such Surviving Person shall assume all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

          (iii)  immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), (x) no Default or Event of Default shall have occurred and be continuing and (y) the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant; and

          (iv)  the Company has delivered to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, the Capital Stock or assets of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding and without compliance with the foregoing clauses (ii) and (iii) above, (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate thereof organized solely for the purpose of reorganizing the Company in another jurisdiction in the U.S. to realize tax or other benefits.

        In the event of any transaction (other than a license or lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company, as the case may be, and the Company shall be discharged from its Obligations under the Indenture and the Notes.

        In addition, no Guarantor will, and the Company will not permit any Guarantor to, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Subsidiary Guarantor's assets to another Person (other than the Company or another Guarantor) or adopt a plan of liquidation unless:

          (1)   (a) the Surviving Person shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia and such Person (if not such Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee, and (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; or

          (2)   the transaction is made in compliance with the covenants described under "—Guarantees by restricted subsidiaries" and "—Limitation on asset sales."

        Limitation on asset sales.    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

            (i)  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $10,000,000, by the board of directors of the Company, as evidenced by a board resolution),

           (ii)  at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition. For purposes of this provision, each of the following will be deemed to be cash:

            (A)  any liabilities, as shown on the Company's most recent consolidated balance sheet or notes thereto, of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed or discharged by the transferee of any such assets pursuant to a customary novation, release or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability; and

            (B)  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 210 days, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

          (iii)  upon the consummation of an Asset Sale, the Company applies, or causes such Restricted Subsidiary to apply, the Net Cash Proceeds of such Asset Sale within 360 days of receipt thereof either:

            (A)  to repay any (I) Secured Indebtedness of the Company or any Restricted Subsidiary of the Company (and, to the extent such Secured Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder, except that the Company may temporarily repay such Secured Indebtedness using the Net Cash Proceeds from such Asset Sale and thereafter use such funds to reinvest pursuant to clause (B) below within the period set forth therein without having to obtain a corresponding reduction in the commitments thereunder) or (II) Indebtedness of Restricted Subsidiaries that are not Guarantors;

            (B)  to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 540 days of the date of receipt of such Net Cash Proceeds; or

            (C)  to purchase Notes and other Pari Passu Indebtedness, pro rata tendered to the Company for purchase at a price equal to 100% of the principal amount thereof (or the accreted value of such Notes or other Pari Passu Indebtedness, if such Notes or other Pari Passu Indebtedness was issued at a discount) plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $20,000,000.

        Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first class mail, to holders of Notes not more than 360 days after the relevant Asset Sale or, in the event the Company or a Restricted Subsidiary has entered into a binding agreement as provided in (B) above, within 360 days following the termination of such agreement but in no event later than 540 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Notes may elect to tender their Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent holders properly tender Notes in an amount which, together with all other Pari Passu Indebtedness so tendered, exceeds the Net Proceeds Offer, Notes and other Pari Passu Indebtedness of tendering holders will be repurchased on a pro rata basis in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

(based upon the aggregate principal amount tendered). To the extent that the aggregate principal amount of Notes tendered pursuant to any Net Proceeds Offer, which, together with the aggregate principal amount of all other Pari Passu Indebtedness so tendered, is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes and other Pari Passu Indebtedness for any purposes not otherwise prohibited by the Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

        Limitation on asset swaps.    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swap unless:

            (i)  at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing,

           (ii)  in the event such Asset Swap involves an aggregate amount of Productive Assets purchased, sold and/or exchanged, together with any cash equalization payment in connection therewith, made by, or received by, the Company or any of its Restricted Subsidiaries in excess of $10,000,000, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company, and

          (iii)  in the event such Asset Swap involves an aggregate amount of Productive Assets purchased, sold and/or exchanged, together with any cash equalization payment in connection therewith, made by, or received by, the Company or any of its Restricted Subsidiaries in excess of $50,000,000, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

        Limitation on dividend and other payment restrictions affecting restricted subsidiaries.    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Restricted Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends or make any other distributions on its Capital Stock;

          (b)   make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Restricted Subsidiaries; or

          (c)   transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

            (1)   applicable law;

            (2)   the Indenture;

            (3)   customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

            (4)   any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (5)   agreements existing on the Issue Date (including the Senior Credit Facility and the 2018 Notes Indenture) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification;

            (6)   any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

            (7)   an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5);

            (8)   restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien;

            (9)   a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement;

            (10) restrictions relating to Subsidiary Preferred Stock that require due and payable dividends thereon to be paid in full prior to dividends on such Subsidiary's common stock;

            (11) any agreement or charter provision evidencing Indebtedness or Capital Stock permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in the Indenture;

            (12) restrictions on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

            (13) provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business; or

            (14) customary restrictions under purchase money Indebtedness permitted under clause (xi) of the definition of "Permitted Indebtedness."

        Limitations on transactions with affiliates.    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease, contribution or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Restricted Subsidiary of the Company or among Restricted Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $5,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $15,000,000 or more, the board of directors of the Company has received an opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary. The foregoing restrictions will not apply to:

          (1)   directors' fees, indemnification and similar arrangements approved in good faith by the Company's board of directors and payments thereunder;

          (2)   any obligations of the Company under any employment agreement, noncompetition or confidentiality agreement or other similar agreement with any officer or employee of the Company who is an Affiliate and any payments thereunder;

          (3)   Permitted Investments and any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on restricted payments";

          (4)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company;

          (5)   loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries consistent with past practices;

          (6)   contributions to the capital of the Company;

          (7)   any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns, directly or indirectly, an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; and

          (8)   the Transaction, including the payment of fees and expenses related thereto.

        Guarantees by restricted subsidiaries.    The Indenture provides that the Company will not create or acquire, nor cause or permit any of its Restricted Subsidiaries, directly or indirectly, to create or acquire, any Subsidiary other than (A) an Unrestricted Subsidiary in accordance with the other terms of the Indenture or (B) a Restricted Subsidiary that, either (i) simultaneously with such creation or acquisition, executes and delivers a supplemental indenture to the Indenture pursuant to which it will become a Subsidiary Guarantor under the Indenture in accordance with "—Guarantees of the notes" above or (ii) does not satisfy the definition of a Subsidiary Guarantor.

        Reports and other information.    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, subject to the following sentence, the Indenture requires the Company to file with the Commission the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject on or prior to the respective dates by which the Company would have been required to file such reports if the Company were so subject (assuming the Company is a non-accelerated filer), taking into account any permitted extensions of time under the Exchange Act (the "Required Filing Dates"), and make such reports available to the Trustee and holders of the Notes (without exhibits), without cost to each holder, within 15 days after it files them with the Commission; provided, that such obligation to make such reports available to the Trustee and the holders of Notes will be satisfied if such reports are filed through and are available on the Commission's Electronic Data Gathering, Analysis, and Retrieval Filing System (or any successor thereto). Notwithstanding the foregoing, the Company will not be so obligated to file such reports with the Commission (i) if the

Commission does not permit such filing or (ii) if at any time (x) the Company is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and (y) LIN TV (or any successor thereto) files such reports with the Commission in accordance with such reporting requirements and the disclosure requirements under SEC Regulation S-X Rule 3-10 and, in either case, the Company will make available such information to the Trustee and the holders of the Notes, in each case within 15 days after the Required Filing Dates by posting such information to a publicly accessible web site on the Company's web site.

        In addition, the Company and the Guarantors have agreed that they will make available to the holders and to prospective investors in the Notes, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act to the extent not satisfied by the foregoing.

Events of default

        The following events are defined in the Indenture as "Events of Default":

            (i)  the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days;

           (ii)  the failure to pay principal of or premium, if any, on any Notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise;

          (iii)  a default in the observance or performance of any other covenant or agreement contained in the Notes or the Indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes;

          (iv)  the failure to pay at the stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $25,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded;

           (v)  one or more judgments in an aggregate amount in excess of $25,000,000 (which are not covered by insurance) being rendered against the Company or any of its Significant Restricted Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

          (vi)  certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries.

        Upon the happening of any Event of Default specified in the Indenture, but subject to the limitations described under "—Satisfaction and discharge of indenture; defeasance" below, the Trustee may, and the Trustee upon the written request of holders of 25% in principal amount of the outstanding Notes shall, or the holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"). Upon the delivery of an Acceleration Notice to the Company and the Trustee, all such amounts will become immediately due and payable (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the

Company or any Significant Restricted Subsidiaries occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

        At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if:

            (i)  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction,

           (ii)  all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by such declaration of acceleration,

          (iii)  to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration has been paid,

          (iv)  the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances, and

           (v)  in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the first paragraph of "—Events of default" above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.

        Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Satisfaction and discharge of indenture; defeasance

        The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it under the Notes and the Indenture. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) ("legal defeasance") or (ii) need not comply with certain of the restrictive covenants under the Indenture ("covenant defeasance"), if the Company:

          (a)   deposits with the Trustee, in trust, U.S. money or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest and premium on the Notes on the dates such payments are due or through any date of redemption, if earlier than the dates such payments are due, in any case in accordance with the terms of such Notes, as well as the Trustee's fees and expenses; and

          (b)   complies with certain other conditions under the Indenture, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law since the Issue Date). Notwithstanding the foregoing, such Opinion of Counsel need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii) under "—Events of default" because of the failure of the Company to comply with any defeased covenant (which include each of the covenants described under "—Certain covenants" above, other than the covenant described under "—Certain covenants—Reports and other information"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

Modification of the indenture

        From time to time, the Company and the Trustee, together, without the consent of the holders of the Notes, may amend or supplement the Indenture for any of the following purposes:

            (i)  to evidence the succession of another Person to the Company, any Guarantor or any other obligor upon the Notes, and the assumption by any such successor of the covenants of the Company or such Guarantor or obligor under the Indenture and in the Notes and in any Guarantee, in each case in compliance with the provisions of the Indenture;

           (ii)  to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders, or to surrender any right or power conferred in the Indenture upon the Company, any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

          (iii)  to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture or in any Guarantee, or to change any provision of the Indenture, the Notes or the Guarantees that does not adversely affect the interests of the holders;

          (iv)  to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, as contemplated by the Indenture or otherwise;

           (v)  to add a Guarantor pursuant to the requirements under "—Certain covenants—Guarantees by restricted subsidiaries";

          (vi)  to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture;

         (vii)  to provide for uncertificated Notes in place of or in addition to certificated Notes;

        (viii)  to provide for collateral to secure the Notes;

          (ix)  to conform the text of the Indenture, the Notes or the Guarantees to any provision of this "Description of notes" to the extent that such provision in this "Description of notes" was intended to be a recitation of a provision of the Indenture, the Notes or the Guarantees; and

           (x)  to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

        Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may, directly or indirectly:

            (i)  reduce the amount of Notes whose holders must consent to an amendment;

           (ii)  reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

          (iii)  reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

          (iv)  make any Notes payable in money other than that stated in the Notes and the Indenture;

           (v)  make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of, premium on and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Notes to waive a Default or Event of Default;

          (vi)  after the Company's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers;

         (vii)  make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

        (viii)  modify the Guarantees in any manner not expressly contemplated by the Indenture that is adverse to the holders of the Notes; or

          (ix)  make any change to or modify the ranking of the Notes that would adversely affect the holders, each as determined by the Company, as set forth in an Officers' Certificate on which the Trustee may conclusively rely.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator, stockholder, member, partner, member, manager or trustee of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by its acceptance of an old note waived and released, and by accepting a new note waives and releases, all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the trustee

        The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and the Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default known to the Trustee shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

        The Indenture is and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Certain definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "2018 Notes" means the Company's 8 3/8% Senior Notes due 2018.

        "2018 Notes Indenture" means the Indenture dated as of April 12, 2010, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 2018 Notes.

        "2018 Notes Issue Date" means April 12, 2010.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Acquired Preferred Stock" means the Preferred Stock of any Person at such time as such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

        "Acquisition" means the acquisition by the Company of those assets identified in the Asset Purchase Agreement dated as of May 4, 2012, as may be amended in accordance with the terms thereof (the "Purchase Agreement") among the Company and the sellers identified therein and party thereto (the "Seller Parties").

        "Additional Notes" means, subject to the Company's compliance with the applicable covenants of the Indenture, 6 3/8% senior notes due 2021 issued from time to time after the Issue Date under the terms of the Indenture.

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Applicable Premium" means, as determined by the Company, with respect to any Note on any date of redemption, the greater of:

          (1)   1.0% of the principal amount of the Note, and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the Note at January 15, 2017 (such redemption price being set forth in the table appearing above under the caption "—Optional redemption"), exclusive of any accrued interest, plus (ii) all required interest payments due on the Note through January 15, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points; over

            (b)   the principal amount of the Note.

        "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be consolidated or merged with the Company or any Restricted Subsidiary of the Company or (ii) the acquisition by the Company or any Restricted Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (excluding any sale and leaseback transaction or any pledge of assets or stock by the Company or any of its Restricted Subsidiaries) to any Person other than the Company or a Restricted Subsidiary of the Company of:

            (i)  any Capital Stock of any Restricted Subsidiary of the Company other than Preferred Stock of any Restricted Subsidiary issued in compliance with the covenant described under "—Certain covenants—Limitation on incurrence of additional indebtedness and issuance of capital stock"; or

           (ii)  any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that for purposes of the "Limitation on asset sales" covenant, Asset Sales shall not include:

          (a)   a transaction or series of related transactions in which the Company or any of its Restricted Subsidiaries receives aggregate consideration of less than $2,000,000;

          (b)   transactions permitted under the "Limitation on asset swaps" covenant;

          (c)   transactions covered by the "Merger, consolidation and sale of assets" covenant;

          (d)   a Restricted Payment that otherwise qualifies under the "Limitation on restricted payments" covenant and any Permitted Investment;

          (e)   any disposition of cash or Cash Equivalents, inventory, obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of, in each case, in the ordinary course of business;

          (f)    sales resulting from any casualty or condemnation of property or assets;

          (g)   the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (h)   licenses or sublicenses of intellectual property and general intangibles (other than any Station Licenses) and licenses, leases or subleases of other property (other than any Station Licenses), in each case which do not materially interfere with the business of the Company and its Subsidiaries;

          (i)    a transfer of assets or Capital Stock between or among the Company and its Restricted Subsidiaries; or

          (j)    the creation of a Lien not prohibited by the Indenture.

        "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons (including, without limitation, the exchange of assets contemplated by the Unwind Agreement); it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with "—Certain covenants—Limitation on asset sales."

        "Assumed Obligations" means those Obligations of the Seller Parties being assumed by the Company as "Assumed Obligations" pursuant to Section 1.3 of the Purchase Agreement.

        "Broadcast Station" means all or substantially all the assets used and useful for operating a full service commercial television broadcast station pursuant to a Station License, including, without limitation, the rights to use such Station License.

        "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.

        "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required at the time of determination to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

            (i)  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

           (ii)  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least "A" from either S&P or Moody's;

          (iii)  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

          (iv)  certificates of deposit, time deposits, Eurodollar time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof);

           (v)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iv) above; and

          (vi)  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

        "Change of Control" means the occurrence of one or more of the following events:

            (i)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than (x) to HM Capital Partners LLC or any of its Affiliates, officers or directors (the "Permitted Holders") or (y) to any Person so long as no Person or Group has the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of such transferee Person; or

           (ii)  a majority of the board of directors of the Company or LIN TV shall consist of Persons who are not Continuing Directors; or

          (iii)  the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect subsidiary of any Permitted Holder, including, without limitation, a Holding Company) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company; provided that so long as the Company is a Subsidiary of a parent company, no Person shall be deemed to have the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company unless such Person shall have the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of such parent company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

        "Commission" means the Securities and Exchange Commission.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement.

        "Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of:

            (i)  Consolidated Net Income for such period,

           (ii)  to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP, and

          (iii)  the lesser of (x) dividends or distributions paid in cash to such Person or its Restricted Subsidiary by another Person whose results are reflected as a minority or non-controlled interest in the consolidated financial statements of such first Person and (y) such Person's equity interest in the Consolidated Cash Flow of such other Person (but in no event less than zero), except, that in the case of the Joint Venture, (x) such amount shall not exceed 10% of the Consolidated Cash Flow of the Company for such period and (y) such first Person shall be deemed to have received by dividend its proportionate share of distributable cash retained by the Joint Venture to fund any interest reserve.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

            (i)  the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

            (a)   any amortization of debt discount,

            (b)   the net cost under Interest Rate Swap Agreements (including any amortization of discounts), but only to the extent not already included in interest expense and specifically identifiable in the applicable agreement,

            (c)   the interest portion of any deferred payment obligation,

            (d)   all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and

            (e)   all accrued interest,

           (ii)  the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, and

          (iii)  all cash dividends and other distributions paid to any Person other than such Person or any such Restricted Subsidiary on any series of Disqualified Capital Stock of the Company or a Restricted Subsidiary during such period.

        "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) (excluding non-controlling interests) of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication:

           (a)  gains and losses from Asset Sales (without regard to the $2,000,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects,

           (b)  items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP,

           (c)  the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise,

           (d)  the cumulative effect of a change in accounting principles, and

           (e)  the net income or loss of any Person, other than a Restricted Subsidiary; and provided, further, however, that there shall be added to net income in an amount equal to the consolidated cash flow losses attributable to stations which the Company or any of its Restricted Subsidiaries operates pursuant to local marketing agreements, provided that such addback shall not exceed $3,000,000 in any Four Quarter Period.

        "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Continuing Director" means, as of the date of determination, any Person who:

            (i)  was a member of the board of directors of the Company or LIN TV on the Issue Date,

           (ii)  was nominated for election or elected to the board of directors of the Company or LIN TV, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, or

          (iii)  is a representative of a Permitted Holder.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Credit Facility or any other credit or other agreement or indenture).

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Preferred Stock" means Preferred Stock of the Company or any parent thereof (in each case other than Disqualified Capital Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officers' Certificate executed by the principal financial officer of the Company or the applicable parent thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) under "—Certain covenants—Limitation on restricted payments."

        "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, or transfer, lease, conveyance, plan of liquidation or other disposition of all or substantially all of such Person's assets.

        "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale), in whole or in part, on or prior to the final maturity date of the Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to the final maturity date of the Notes shall be deemed Disqualified Capital Stock.

        "Equity Offering" means a private sale or public offering of Qualified Capital Stock of the Company or a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FCC" means the Federal Communications Commission.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantor" means, individually and collectively, (i) LIN TV and (ii) each Subsidiary Guarantor.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary with total assets, as of the last day of the most recently ended four full fiscal quarter period for which financial statements are available immediately preceding such date, of less than $50,000 and with total revenue of the most recently ended four full fiscal quarters for which financial statements are available immediately preceding such date of less than $50,000.

        "Indebtedness" means with respect to any Person, without duplication, any liability of such Person:

            (i)  for borrowed money,

           (ii)  evidenced by bonds, debentures, notes or other similar instruments,

          (iii)  constituting Capitalized Lease Obligations,

          (iv)  incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business),

           (v)  for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

          (vi)  for Indebtedness of others guaranteed by such Person,

         (vii)  for Interest Swap Agreements, Commodity Agreements and Currency Agreements to the extent of the net amount payable by such Person thereunder, and

        (viii)  for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured.

        The amount of Indebtedness of any Person at any date shall be (a) the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above, (b) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (c) if secured by a letter of credit that serves only to secure such Indebtedness, the greater of (x) the principal amount of such Indebtedness and (y) the amount that may be drawn under such letter of credit and (d) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. The Indebtedness of the Company and the Restricted Subsidiaries shall not include any Indebtedness of Unrestricted Subsidiaries so long as such Indebtedness is non-recourse to the Company and the Restricted Subsidiaries.

        For the avoidance of doubt, amounts that are committed but undrawn under a revolving credit facility shall not be deemed to constitute Indebtedness.

        "Interest Swap Agreements" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

        "Investment" means any direct or indirect advance, loan or other extension of credit (in each case, including by way of Guarantee or similar arrangement) by a Person in another Person, but excluding (i) any debt or extension of credit represented by a bank deposit other than a time deposit, and (ii) advances to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

        For purposes of the "Limitation on restricted payments" covenant:

          (A)  "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have an "Investment" (if positive) equal to:

            (1)   the Company's "Investment" in such Unrestricted Subsidiary at the time of such redesignation, less

            (2)   the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is so redesignated from an Unrestricted Subsidiary to a Restricted Subsidiary; and

          (B)  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Company.

        "Issue Date" means October 12, 2012, the date of original issuance of the old notes.

        "Joint Venture" means the television station joint venture formed pursuant to an agreement dated January 15, 1998, as amended from time to time in accordance with the terms thereof, by and between NBC Telemundo License LLC ("NBC"), the Company and certain affiliates of the Company and NBC party thereto, pursuant to which both the Company and NBC agreed to contribute television stations to the Joint Venture in exchange for equity interests therein.

        "Leverage Ratio" means, as to any Person, the ratio of (i) the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all Disqualified Capital Stock of such Person and of all outstanding Preferred Stock of Restricted Subsidiaries of such Person (other than any such Disqualified Capital Stock or Preferred Stock held by such Person or any of its Restricted Subsidiaries) to (ii) the Consolidated Cash Flow of such Person for the most recent four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

        For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred has occurred, on the last day of the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to:

            (i)  the Transaction,

           (ii)  the incurrence of the Indebtedness of such Person and its Restricted Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period,

          (iii)  any Asset Sales (including those excluded from the definition thereof by clauses (b), (c) or (d) of the definition thereof) or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) or Asset Swaps at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale, Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated Cash Flow associated with such Asset Acquisition or Asset Swap) occurred on the first day of the Four Quarter Period, and

          (iv)  cost savings resulting from employee termination, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which Cost Savings Measures are determined in good faith by, and are set forth on an Officers' Certificate to the Trustee signed by, a responsible financial or accounting officer of the Company; provided that such Cost Savings Measures either (x) could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the Commission or (y) are, in the judgment of any such officer, reasonably identifiable and factually supportable pro forma changes that have occurred or are reasonably expected to occur within 12 months of the date of the applicable transaction.

        Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Lien" means, with respect to any asset, any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Moody's" means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds therefrom received by the Company or any of its Restricted Subsidiaries (including (i) cash or Cash Equivalents and (ii) payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) net of:

            (i)  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, relocation costs, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale),

           (ii)  taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Restricted Subsidiary engaged in such Asset Sale),

          (iii)  all distributions and other payments required to be made to any Person owning a beneficial interest in the assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

          (iv)  any reserves established in accordance with GAAP for adjustment in respect of the sales price of the asset or assets subject to such Asset Sale or for any liabilities associated with such Asset Sale, and

           (v)  repayment of Indebtedness required to be repaid in connection with such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

        "Officers' Certificate" means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

        "Pari Passu Indebtedness" means Indebtedness of the Company or a Guarantor that ranks equally in right of payment to the Notes or the Guarantees, as the case may be.

        "Permitted Indebtedness" means, without duplication:

            (i)  Indebtedness outstanding on the Issue Date (other than pursuant to clauses (ii) and (iii) of this definition), including, for the avoidance of doubt, any Assumed Obligations to the extent constituting Indebtedness and the Vaughan Loan Guarantee;

           (ii)  Indebtedness of the Company and any of its Restricted Subsidiaries that is a Guarantor outstanding under Credit Facilities (including letter of credit obligations); provided that the aggregate principal amount at any time outstanding does not exceed $460,000,000, minus any amount used to permanently repay debt under the applicable Credit Facilities (which, in the case of revolving loans and letters of credit, are accompanied by a corresponding permanent commitment reduction) pursuant to the covenants described under "—Certain covenants—Limitation on asset sales";

          (iii)  Indebtedness evidenced by or arising under the Notes, the Guarantees and the Indenture, in each case, incurred on the Issue Date;

          (iv)  Interest Swap Agreements, Commodity Agreements and Currency Agreements; provided, however, that such agreements are entered into for bona fide hedging purposes and not for speculative purposes;

           (v)  additional Indebtedness of the Company or any of its Restricted Subsidiaries that is a Guarantor not to exceed $50,000,000 in principal amount outstanding at any time;

          (vi)  Refinancing Indebtedness;

         (vii)  Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company; provided, however, that (a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company (other than a pledge or transfer to or for the benefit of the lenders under a Credit Facility) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

        (viii)  guarantees by the Company or Restricted Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; provided that (x) in the case of a guarantee of any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described under the caption "—Certain covenants—Guarantees by restricted subsidiaries" and (y) in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantee to at least the same extent as the Indebtedness being guaranteed, as the case may be;

          (ix)  Indebtedness in respect of performance bonds, bankers' acceptances, standby letters of credit, completion guarantees, and surety, bid, appeal or similar bonds and similar instruments provided by the Company or any of its Restricted Subsidiaries in the ordinary course of their business; provided, however, that such Indebtedness is not in connection with the borrowing of money or obtaining of credit;

           (x)  Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $50,000,000;

          (xi)  Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $35,000,000 at any time outstanding;

         (xii)  Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instruments presented by the Company or a Restricted Subsidiary in the ordinary course of business against insufficient funds; and

        (xiii)  unsecured Indebtedness of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the incurrence of such Indebtedness either:

            (A)  the Company would be permitted to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph of the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant; or

            (B)  each of the Company's Leverage Ratio and its Senior Leverage Ratio would be no greater than such ratios immediately prior to such acquisition.

        "Permitted Investments" means:

            (i)  Investments received by the Company or its Restricted Subsidiaries as consideration for a sale of assets made in compliance with the other terms of the Indenture;

           (ii)  Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter), or any Person if, as a result thereof, (x) such Person becomes a Restricted Subsidiary of the Company or (y) such Person is merged, consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and

  Investments in the Company or any Restricted Subsidiary by any Restricted Subsidiary of the Company;

          (iii)  Investments in cash and Cash Equivalents;

          (iv)  Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement;

           (v)  advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

          (vi)  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

         (vii)  loans or advances to employees of the Company or any Restricted Subsidiary thereof for purposes of purchasing the Company's or a Holding Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or any Restricted Subsidiary;

        (viii)  Investments in existence on the Issue Date;

          (ix)  Investments in Interest Swap Agreements relating to the businesses and finances of the Company or any of its Restricted Subsidiaries and not for purposes of speculation;

           (x)  Investments in the Notes;

          (xi)  Investments resulting from any acquisition of a Person in accordance with the Indenture that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person; and

         (xii)  additional Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding.

        "Permitted Liens" means:

          (a)   Liens existing on the Issue Date (including, for the avoidance of doubt, Liens to secure the Assumed Obligations, to the extent secured on the Issue Date);

          (b)   Liens that secure Obligations under Credit Facilities as permitted by clause (ii) of the definition of "Permitted Indebtedness";

          (c)   Liens that secure Obligations under Interest Swap Agreements; provided, however, that such agreements are entered into for bona fide hedging purposes and not for speculative purposes;

          (d)   any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

          (e)   judgment Liens not giving rise to an Event of Default being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP;

          (f)    any warehousemen's, materialmen's, landlord's or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

          (g)   survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

          (h)   pledges or deposits (i) in connection with workers' compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the normal course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Code in connection with a "plan" (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry or the expiration of any such stay;

          (i)    Liens on the Capital Stock, property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

          (j)    Liens securing Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;

          (k)   for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

          (l)    Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (a), (i) and (u) hereof; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

          (m)  Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

          (n)   licenses of intellectual property granted in the ordinary course of business;

          (o)   Liens to secure Indebtedness permitted to be incurred pursuant to clause (xi) of the definition of "Permitted Indebtedness"; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Indebtedness;

          (p)   Liens in favor of the Company or any Guarantor;

          (q)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligation in respect of banker's acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

          (r)   Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (x) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (s)   leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Indebtedness;

          (t)    Liens granted by LIN Television of Texas, L.P. with respect to its interest in Station Venture Holdings, LLC to General Electric Capital Corporation (or any of its permitted transferees, successors or assigns) in connection with the Joint Venture's note payable (which is in the amount of $815,500,000 as of the Issue Date) to General Electric Capital Corporation (or any of its permitted transferees, successors or assigns);

          (u)   Liens securing Indebtedness incurred pursuant to clause (ii) of the proviso in the first paragraph of the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant; and

          (v)   Liens not otherwise permitted under the Indenture in an aggregate amount not to exceed $10,000,000.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Purchase Agreement" has the meaning ascribed such term in the definition of "Acquisition."

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Productive Assets" means non-current assets of a kind used or usable by the Company and its Restricted Subsidiaries in the business engaged in by the Company and/or its Restricted Subsidiaries on the Issue Date or businesses reasonably related, ancillary or complementary thereto, and specifically includes assets acquired through Asset Acquisitions (it being understood that "assets" may include Capital Stock of a Person that directly or indirectly owns such Productive Assets).

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock, including, for the avoidance of doubt, Qualified Capital Stock that is convertible into or exchangeable for other Qualified Capital Stock.

        "Refinancing Indebtedness" means any renewal, extension, substitution, refunding, replacement or other refinancing by the Company or any Restricted Subsidiary of Indebtedness of the Company or any

of its Restricted Subsidiaries incurred in accordance with the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant (other than pursuant to clause (ii), (iv), (vii), (viii), (ix), (x) or (xi) of the definition of "Permitted Indebtedness") that does not:

            (i)  result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums (including tender premiums and defeasance costs), penalties or accrued interest paid, and other reasonable costs, fees and expenses paid with the proceeds of the Refinancing Indebtedness) of such Person,

           (ii)  create Indebtedness that is not subordinated to the Notes to at least the same extent as the Indebtedness being refinanced, if such Indebtedness was subordinated to the Notes, or

          (iii)  create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

        "Restricted Payment" means:

            (i)  the declaration or payment of any dividend or payment or the making of any other distribution (other than (a) dividends or distributions payable solely in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock and (b) dividends, payments or distributions payable to the Company or a Restricted Subsidiary and if such Restricted Subsidiary is not a wholly owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution) on shares of the Company's Capital Stock,

           (ii)  the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company or any direct or indirect parent of the Company (other than any Capital Stock owned by the Company or any Restricted Subsidiary), or any warrants, rights or options to acquire shares of Capital Stock of the Company or any direct or indirect parent of the Company (other than any warrants, rights, or options owned by the Company or any Restricted Subsidiary), other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock,

          (iii)  any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Stock of the Company) to prepay, redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Subordinated Indebtedness of the Company or any Guarantor (excluding any Indebtedness owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof, or

          (iv)  the making of any Investment (other than a Permitted Investment).

        "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary, and includes all of the Subsidiaries of the Company existing as of the Issue Date, except for Nami Media, Inc. The board of directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph of the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant; provided, however, that if the Unrestricted Subsidiary or Person that is to become a Subsidiary has no Indebtedness that would be Acquired Indebtedness in connection with such action, the Company shall only be required to have the ability to incur at least $1.00 of additional indebtedness (other than Permitted Indebtedness) pursuant to clause (i) in the proviso in the first paragraph of the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant.

        "S&P" means Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Secured Indebtedness" means any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien.

        "Seller Parties" has the meaning ascribed such term in the definition of "Acquisition."

        "Senior Credit Facility" means the Senior Credit Facility, under that certain Credit Agreement dated as of October 26, 2011 and amended as of December 19, 2011 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as co-syndication agents, SunTrust Bank, Bank of America, N.A. and U.S. Bank, N.A., as co-documentation agents and the other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).

        "Senior Indebtedness" means, in the case of the Company, any Indebtedness of the Company that ranks equally in right of payment to the Notes, and, in the case of a Guarantor, any Indebtedness of such Guarantor that ranks equally in right of payment to the Guarantee of such Guarantor.

        "Senior Leverage Ratio" means, as to any Person, the ratio of (i) the aggregate outstanding amount of Senior Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated Cash Flow of such Person for the Four Quarter Period ending on or prior to the date of determination. For purposes of this definition, "Senior Indebtedness" and "Consolidated Cash Flow" shall be calculated in a manner consistent with that set forth in the second and third paragraphs of the definition of "Leverage Ratio."

        "Significant Restricted Subsidiary" means, at any date of determination, any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X under the Securities Act, as such rule is in effect on the Issue Date.

        "Station Licenses" means (a) with respect to the Company or any of its Subsidiaries, all authorizations, licenses or permits issued by the FCC and granted or assigned to the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has the right to operate any Broadcast Station, together with any extensions or renewals thereof and (b) with respect to any other Person, all authorizations, licenses or permits issued by the FCC and granted or assigned to such Person, or under which such Person has the right to operate any Broadcast Station, together with any extensions or renewals thereof.

        "Subordinated Indebtedness" means any Indebtedness of the Company or any Guarantor that specifically provides that such Indebtedness is to be subordinated by its terms in right of payment to the Notes and any Pari Passu Indebtedness or the Guarantees, as the case may be.

        "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to financial information prepared on a consolidated basis in accordance with GAAP, including for purposes of covenant calculations and definitions related thereto, shall be deemed to include the Company and its Subsidiaries and any other entities as to which financial statements are prepared on a consolidated basis within the Company's financial statements in accordance with GAAP and to such financial information prepared on such a consolidated basis. For the avoidance of doubt, as of the Issue Date, none of WBDT Management, LLC, WNAC Management, LLC, WBDT Television, LLC, or any party to the Vaughan Purchase Agreement shall be considered to be a Subsidiary of the Company, any Restricted Subsidiary or any Guarantor for any purposes of the Indenture (other than, to the extent applicable, for purposes of the covenant described under "—Certain covenants—Reports and other information"). Notwithstanding anything in the Indenture to the contrary, (i) an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary for purposes of the Indenture and (ii) the Joint Venture shall not be a Subsidiary unless and until it meets the requirements of the first sentence of this definition.

        "Subsidiary Guarantor" means each of the Company's direct and indirect, existing and future, Restricted Subsidiaries, other than (i) a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof, provided that all or substantially all of such Subsidiary's assets and principal place of business are located outside the United States and (ii) an Immaterial Subsidiary; provided that, notwithstanding the foregoing, each of the Company's Subsidiaries that guarantee the Credit Facilities shall constitute a Subsidiary Guarantor.

        "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

        "Transaction" means (i) the consummation of the Acquisition, (ii) the issuance of the Notes and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with each of the foregoing.

        "Treasury Rate" means, as determined by the Company, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2017; provided, that if the period from the redemption date to January 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means a Subsidiary of the Company so designated by a resolution adopted by the board of directors of the Company; provided, however, that:

          (a)   neither the Company nor any of its other Restricted Subsidiaries

            (1)   provides any credit support for any Indebtedness or other Obligations of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or

            (2)   is directly or indirectly liable for any Indebtedness or other Obligations of such Subsidiary,

          (b)   no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation,

          (c)   (1)    the Company would be permitted to make an Investment at the time of such designation (assuming the effectiveness of such designation) pursuant to the covenant described under "—Certain covenants—Limitation on restricted payments" in an amount (the "Designation Amount") equal to the fair market value of the Company's interest in such Subsidiary, or

            (2)   the Designation Amount is less than $1,000, and

          (d)   such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary.

        In the event of any such designation, the Company shall be deemed, for all purposes of the Indenture, to have made an Investment equal to the Designation Amount that constitutes a Restricted Payment pursuant to the covenant described under "—Certain covenants—Limitation on restricted payments."

        The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (x)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness and issuance of capital stock" covenant and

          (y)   no Default or Event of Default shall have occurred or be continuing.

        Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Unwind Agreement" means that Unwind Agreement to be dated as of the Issue Date by and among the parties to the Purchase Agreement, as amended or otherwise modified from time to time in accordance with the terms thereof.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Vaughan Purchase Agreement" means that Asset Purchase Agreement dated as of May 4, 2012 among Vaughan Acquisition LLC and the other buyers identified therein and party thereto and the sellers identified therein and party thereto.

        "Vaughan Loan" means that term loan in the amount of $4,600,000 provided to Vaughan Acquisition LLC by JPMorgan Chase Bank, N.A. on the Issue Date, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Vaughan Loan Guarantee" means any guarantee executed by the Company in connection with the Vaughan Loan.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (a)   the then outstanding aggregate principal amount of such Indebtedness into

          (b)   the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Description of other indebtedness

Senior secured credit facility

        On October 26, 2011, we entered into a credit agreement governing our senior secured credit facility with JP Morgan Chase Bank, N.A. ("JPMorgan"), as administrative agent, and the banks and other financial institutions party thereto. Our senior secured credit facility is comprised of a six-year, $125 million term loan and a five-year, $75 million revolving credit facility, and bears interest at a rate based on, at our option, either a) the LIBOR interest rate, or b) the ABR rate, which is an interest rate that is equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1 percent, and (iii) the one-month LIBOR rate plus 1%. In addition, the rate we select also bears an applicable margin based upon our consolidated senior secured leverage ratio, currently set at 2.75% and 1.75% for LIBOR based loans and ABR rate loans, respectively. Lastly, the unused portion of the revolving credit facility is subject to a commitment fee based upon our Consolidated Senior Secured Leverage Ratio, currently set at 0.375% for both LIBOR based loans and ABR rate loans. Concurrent with the closing of our senior secured credit facility, we terminated the credit agreement governing our then-existing 2009 senior secured credit facility.

        The terms of the credit agreement provide for customary representations and warranties, affirmative and negative covenants (including financial covenants), and events of default. The credit agreement also provides for the payment of customary fees and expenses by us. The credit facilities available under the credit agreement can be accelerated upon events of default and require the term loans to be prepaid under certain circumstances with amounts determined by reference to the proceeds from certain asset sales (subject to reinvestment rights), the incurrence of certain indebtedness and a percentage of annual excess cash flow.

        The credit facilities are senior secured obligations and rank senior in right of payment to our existing and future subordinated indebtedness. LIN TV and certain of its existing, or hereafter created or acquired, domestic subsidiaries guarantee the credit facilities on a senior basis. LIN Television and each of our subsidiary guarantors have granted a security interest in all or substantially all of our assets to secure the obligations under our senior secured credit facility, and LIN TV has granted a security interest in the capital stock of LIN Television to secure such obligations.

        Our senior secured credit facility permits us to prepay loans and to permanently reduce the revolving credit commitments, in whole or in part, at any time. We are also obligated to make mandatory quarterly principal payments. In addition, our senior secured credit facility restricts the use of proceeds from asset sales not reinvested in our business and the use of proceeds from the issuance of debt (subject to certain exceptions), which must be used for mandatory prepayments of principal of the term loans.

        The credit agreement governing our senior secured credit facility also requires on an annual basis, following the delivery of our year-end financial statements, and commencing after the year ended December 31, 2012, mandatory prepayments of principal of the term loans based on a computation of excess cash flow for the preceding fiscal year, as more fully described in the credit agreement.

        On December 21, 2011, we and JPMorgan, as lender and administrative agent, signed an incremental term loan activation notice creating an incremental term loan facility pursuant to our existing credit agreement dated October 26, 2011, by and among us, JPMorgan, as administrative agent, and the banks and other financial institutions party thereto, as amended (the "Credit Agreement"). The incremental term loan facility is a seven-year, $260 million term loan facility and is subject to the terms of our credit agreement. Borrowings under the incremental term loan facility were used (i) to pay the call price for our redemption of all of our then-outstanding 6 1/2% senior subordinated notes and (ii) to pay accrued interest, fees and expenses associated with the redemption.

        The incremental term loan facility is a senior secured obligation and ranks senior in right of payment to our existing and future subordinated indebtedness. The incremental term loan facility is guaranteed and secured on the same basis as the other credit facilities under the credit agreement. If we do not refinance, redeem or discharge our 2018 Senior Notes on or prior to January 15, 2018, then, in such event, the maturity of the incremental term loan facility will be accelerated from December 21, 2018 to January 15, 2018.

        On December 24, 2012, we entered into an amendment to our senior secured credit facility which (1) replaced our $260.0 million incremental term loan with a new incremental term loan of the same maturity which bears interest, at our option, equal to an adjusted LIBOR rate plus 3.00%, or an adjusted Base Rate plus 2.00% (provided that the adjusted LIBOR rate and the adjusted Base Rate shall at no time be less than 1% and 2%, respectively) and (2) made certain other changes to the senior secured credit facility, including an extension of the maturity for a $60.0 million tranche of our revolving credit facility to October 2017. The proceeds of the new incremental term loan were used to repay the replaced incremental term loan.

        On February 12, 2013, we and Deutsche Bank Trust Company Americas ("Deutsche Bank") signed an incremental term loan activation notice tranche B-2, creating an incremental term loan facility pursuant to our Credit Agreement. The incremental term loan facility is a five-year, $60.0 million term loan facility and is subject to the Credit Agreement. Borrowings under the incremental term loan facility are used together with cash on hand and borrowings available under our revolving credit facility to finance the JV Sale Transaction. Borrowings under the incremental term loan bear interest, at our option, equal to an adjusted LIBOR rate, plus an applicable margin of 3.00%, or an adjusted Base Rate (as such term is defined in the Credit Agreement), plus an applicable margin at 2.00%; provided, that the adjusted LIBOR rate shall at no time be less than 1.00% per annum and the adjusted Base Rate be less than 2.00% per annum. The incremental facility is a senior secured obligation and ranks senior in right of payment to LIN Television's existing and future subordinated indebtedness. The incremental facility is guaranteed and secured on the same basis as the other credit facilities under the Credit Agreement.

        We have unused uncommitted incremental loan facility capacity under our senior secured credit facility, which may be incurred in the form of term loans and/or revolving loan commitments, of up to the sum of (x) $100 million and (y) any additional amount used solely for the purposes of funding certain permitted acquisitions or asset swaps transactions, provided that we are in compliance with the then required leverage ratio financial covenant on a pro forma basis under our senior secured credit facility.

        The following table summarizes certain material terms including the LIBOR based borrowing rates of our senior secured credit facility (dollar amounts in thousands):

	Revolving facility(1)	Term loans	Incremental term loans
Final maturity date	October 26, 2016 and
	October 26, 2017	October 26, 2017	December 21, 2018
Available balance at December 31, 2012	$75,000	$125,000 (2)	$257,400 (2)
Average rates as of December 31, 2012:
Interest rate	0.21%	0.21%	1.0%
Applicable margin	2.75%	2.25%	3.0%

Total	2.96%	2.96%	4.0%

(1)
$15.0 million of our revolving credit facility matures October 21, 2016 and the remaining $60.0 million matures October 26, 2017. As of December 31, 2012, our revolving credit facility was undrawn and we would have been able to incur an additional $75.0 million thereunder. On February 12, 2013, LIN Television drew $25.0 million of borrowings available under the revolving credit facility and incurred an additional $60.0 million of tranche B-2 term loan indebtedness. As of the date of this prospectus, there is $5.0 million drawn and $70.0 million undrawn on our revolving credit facility.

(2)
The term loans and incremental term loans are presented gross of unamortized discounts of $0.6 million and $2.4 million, respectively.

8 3/8% Senior Notes

        Our 2018 Senior Notes are unsecured but rank equally in right of payment with all senior secured indebtedness and with our other senior indebtedness, which will include the notes, and senior to all subordinated indebtedness.

        The indenture governing our 2018 Senior Notes contains covenants limiting our ability and the ability of our restricted subsidiaries to, among other things, incur certain additional indebtedness and issue preferred stock; make certain dividends, distributions, investments and other restricted payments; sell certain assets; agree to any restrictions on the ability of restricted subsidiaries to make payments to us; create certain liens; merge, consolidate or sell substantially all of our assets; and enter into certain transactions with affiliates. These covenants are subject to certain exceptions and qualifications. The indenture also has change of control provisions which may require us to purchase our 2018 Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. Additionally, if we sell assets under certain circumstances, we will be required to make an offer to purchase our 2018 Senior Notes at their face amount, plus accrued and unpaid interest, if any, through the purchase date.

        The following table summarizes certain material terms of our 2018 Senior Notes:

2018 Senior Notes
Final maturity date	April 15, 2018
Annual interest rate	8.375%
Payable semi-annually in arrears	April 15th
October 15th

New Vision Television studio finance lease

        On November 1, 2010, NVT completed the sale and leaseback of the land and building which housed the studio and offices of the Company's Honolulu, HI operations for $12.0 million in cash, and entered into a 20-year lease for that land and building, with annual lease payments of between $1.0 million and $1.4 million per year. The transaction was accounted for as a financing, and no gain or loss was recorded on the transaction. The $12.0 million of cash proceeds were accounted for as a financing obligation. Pursuant to the terms of the Purchase Agreement, we assumed this liability upon closing of the Acquisition. As of December 31, 2012, the remaining principal balance on the lease was $14.1 million. We impute interest on the obligation at an annual interest rate of 5.5%. In addition, in connection with the Transactions, we assumed $0.2 million of other finance lease obligations of NVT.

Other debt

        During the year ended December 31, 2011, WBDT Television, LLC, a consolidated VIE, entered into a term loan with JPMorgan Chase Bank, N.A., as lender, in an original principal amount of $0.9 million to fund a portion of the purchase price for the acquisition of certain assets of WBDT-TV. This term loan matures in equal quarterly installments through May 2016. We fully and unconditionally guarantee this loan.

        In connection with the Vaughan Transaction and during the year ended December 31, 2012, Vaughan, a consolidated VIE, entered into a five-year term loan with an unrelated third party in a principal amount of approximately $4.6 million to fund the purchase price for the television stations from PBC that were acquired by Vaughan. This term loan matures in equal quarterly installments through October 2017. LIN Television fully and unconditionally guarantees this loan.

        During the year ended December 31, 2012, KASY-TV Licensee, LLC, a consolidated VIE, entered into a term loan with an unrelated third party in an original principal amount of $1.7 million to fund a portion of the purchase price for the acquisition of certain assets of KASY-TV, KRWB-TV, and KWBQ-TV. This term loan matures in equal quarterly installments through December 2017. We fully and unconditionally guarantee this loan.

Book-entry settlement and clearance

The global notes

        The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Exchanges among the global notes

        Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on the global note to which the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture.

        A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-entry procedures for the global notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies;

these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the new notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

        Notes in certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related new notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

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  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

Certain U.S. federal income tax considerations

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"); (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following discussion addresses certain U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer. This discussion is based upon the provisions of the Code, existing and proposed Treasury Regulations thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. There can be no assurance that the Internal Revenue Service (the "IRS") will take a similar view of such consequences, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer. This discussion is limited to initial beneficial owners who purchased old notes for cash at their issue price (the first price at which a substantial amount of the old notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the old notes as capital assets (generally property held for investment).

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of holders that may be subject to special rules, such as:

  •
  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  banks, insurance companies, or other financial institutions;

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  U.S. expatriates;

  •
  tax-exempt organizations;

  •
  regulated investment companies, or real estate investment trusts;

  •
  holders subject to the alternative minimum tax;

  •
  persons holding notes as part of a straddle transaction, hedging transaction, conversion transaction or other risk reduction transaction;

  •
  partnerships or other pass through entities for U.S. federal income tax purposes (and investors therein); or

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar.

        In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws or U.S. federal estate or gift tax considerations.

        If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of the old notes, the treatment of the partners in the partnership will generally depend upon the status of the partners and upon the activities of the partnership. Partners in partnerships acquiring the notes should consult their tax advisors.

        PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

        A non-U.S. holder is a beneficial owner of notes that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. holder.

Exchange of an old note for a new note pursuant to the exchange offer

        The exchange by any holder of an old note for a new note should constitute a tax-free exchange for U.S. federal income tax purposes. Consequently, a U.S. holder exchanging its old notes for new notes pursuant to the exchange offer should not recognize taxable gain or loss as a result of the exchange. In addition, an exchanging U.S. holder will have a holding period in the new notes that includes the holding period of the old notes exchanged therefor, and such holder's adjusted tax basis in the new notes received should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange.

 Plan of distribution

        Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that, unless we have filed a shelf registration statement covering the new notes that is then effective, for a period of 90 days after the expiration date, we will make available this prospectus, as amended or supplemented, to any broker-dealer for use in connection with those resales. In addition, until July 2, 2013, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker- dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker- dealer or the purchasers of any new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. A profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers. We will also indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

Legal matters

        Paul Hastings LLP, New York, New York, will pass upon the validity of the new notes and the guarantees for LIN Television and the guarantors.

Experts

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting of LIN TV Corp. and LIN Television Corporation) of LIN Television Corporation and LIN TV Corp. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of New Vision Television, LLC and ACME Television, LLC which were acquired by LIN Television Corporation on October 12, 2012 and December 10, 2012, respectively, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The audited historical financial statements of New Vision Television, LLC included in Exhibit 99.1 of LIN Television Corporation's Current Report on Form 8-K dated October 17, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Station Venture Holdings, LLC and Station Venture Operations, LP as of and for the years ended December 31, 2012 and 2011, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein, and are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Exchange agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail, Overnight Courier or
Hand Delivery:
The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Adam DeCapio

By Facsimile:
732-667-9408

Confirm by Telephone:
315-414-3360

Where to find additional information

        We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including our filings, which we file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

        We also make available free-of-charge through our Internet web site (at http://www.linmedia.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Our web site address is not deemed to be part of this prospectus.

$290,000,000

LIN Television Corporation

6 3/8% Senior Notes due 2021

PROSPECTUS

        If you are a broker-dealer that receives new notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the date of expiration of this exchange offer, unless we have filed a shelf registration statement covering the new notes that is then effective. In addition, until July 2, 2013 all dealers effecting transactions in the new notes may be required to deliver a prospectus.